EXHIBIT 10.1

FINANCING AGREEMENT

Dated as of January 31, 2018

by and among

HARVARD BIOSCIENCE, INC.,
as Parent and as Borrowing Agent,

PLYMOUTH Sub, Inc.

(to be merged with and into Data Sciences International, Inc.)

AND EACH OTHER SUBSIDIARY OF PARENT

LISTED AS A BORROWER ON THE SIGNATURE PAGES HERETO,
as Borrowers,

EACH SUBSIDIARY OF PARENT
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders

and

CERBERUS BUSINESS FINANCE, LLC,
as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

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- ii -

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 1.01(B)	Facilities
Schedule 1.01(C)	Foreign Security Documents
Schedule 1.01(D)	Immaterial Subsidiaries
Schedule 1.01(E)	Adjustments to Consolidated EBITDA
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)(ii)	Canadian Pension Plans
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Collateral Locations
Schedule 6.01(jj)	Credit Card Processors
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Notice of Borrowing
Exhibit C	[Reserved]
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Note
Exhibit H	Form of Processor Letter

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FINANCING AGREEMENT

Financing Agreement, dated as of January 31, 2018, by and among Harvard Bioscience, Inc., a Delaware corporation, a borrower (the "Parent" or the "Borrowing Agent"), Plymouth Sub, Inc., a Delaware corporation and directly wholly-owned subsidiary of the Parent, a borrower ("Merger Sub" or, prior to the consummation of the Acquisition (as defined herein), the "Initial Borrower"), which shall be merged with and into Data Sciences International, Inc., a Delaware corporation (the "Target" or, immediately upon consummation of the Acquisition, the "Surviving Borrower"), each of the other Borrowers (as defined herein) and Guarantors (as defined herein) from time to time party hereto, the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("CBF"), as collateral agent and hypothecary representative for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and CBF, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

RECITALS

The Borrowers (such term and all other capitalized terms used but not defined in these Recitals have the meanings assigned to them in Section 1.01 below) have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan in the aggregate principal amount of $64,000,000 and (b) a revolving credit facility in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, which will, on and after the ABL Commitment Date (as hereinafter defined), include a subfacility for the issuance of letters of credit in an aggregate amount not to exceed $5,000,000. The proceeds of the Term Loans and the Revolving Loans made on the Effective Date shall be used (i) to repay existing indebtedness of the Borrowers, (ii) to fund a portion of the Acquisition pursuant to the terms of the Acquisition Agreement and (iii) to pay fees and expenses related to the foregoing and to this Agreement and the transactions contemplated hereby. The proceeds of the Revolving Loans made after the Effective Date shall be used for general working capital purposes of the Borrowers. The Letters of Credit will be used for general working capital purposes of the Borrowers. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth in this Agreement.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I

DEFINITIONS; CERTAIN TERMS

Section 1.01        Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“ABL Commitment Date” means the date on which the Total Revolving Credit Commitment is assigned to PNC or such other revolving lender (other than CBF or any of its affiliates) reasonably acceptable to CBF and, to the extent required under Section 12.07(a), the Borrowers.

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable (including, without limitation, any applicable Credit Card Issuer or Credit Card Processor).

"Account Receivable" means, with respect to any Person, any and all accounts (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) and any and all rights of such Person to payment for goods sold or leased and/or services rendered, including rights to receive payment in respect of accounts, claims (within the meaning of the Civil Code of Québec), general intangibles (as defined in the Uniform Commercial Code), intangibles (as defined in the PPSA), bank and non-bank credit cards, and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Acquisition" means the Merger Sub’s merger with and into the Target, with the result of the Target as the surviving entity and wholly owned subsidiary of the Parent occurring on the Effective Date, pursuant to the Acquisition Agreement.

"Acquisition Agreement" means that certain Agreement and Plan of Merger, dated as of January 22, 2018, by and among the Parent, Merger Sub, the Target and the Stockholder Representative (as defined therein).

"Acquisition Documents" means the Acquisition Agreement and all other agreements, instruments and other documents related thereto or executed in connection therewith.

"Action" has the meaning specified therefor in Section 12.12.

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"Agent" and "Agents" have the respective meanings specified therefor in the preamble hereto.

"Agent Advances" has the meaning specified therefor in Section 10.08(a).

"Aggregate Line Cap" means at any time the lesser of (i) the Total Revolving Credit Commitment and (ii) the Borrowing Base.

"Agreement" means this Financing Agreement, including all amendments, restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Anti-Terrorism Laws" means any Requirement of Law applicable to any Covered Entity relating to terrorism, economic or financial sanctions, trade embargoes or money laundering, including, without limitation, to the extent applicable, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(S), 1820(B) AND 1951 – 1959) (the "Bank Secrecy Act"), (c) the USA Patriot Act, (d) Part II.1 of the Criminal Code, R.S.C. 1985 c.C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992, c. 17 and the United Nations Act, R. S. C. 1985, c. U-2, (e) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control or Her Majesty’s Treasury of the United Kingdom ("HMT"), (f) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (g) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (h) United Nations sanctions imposed pursuant to any United Nations Security Council Resolution, (i) the SECO Consolidated List of Sanctioned Individuals, Entities and Organisations, (j) European Union restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the EU's Common Foreign and Security Policy, (k) UK sanctions enacted by statutory instrument pursuant to the United Nations Act 1946 or the European Communities Act 1972, or (l) any similar laws enacted in the United States or any other jurisdiction in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable Margin" means, as of any date of determination, with respect to any Loan that is (i) a Reference Rate Loan, 4.75% or (ii) a LIBOR Rate Loan, 6.25%.

"Applicable Prepayment Premium" means, as of any date of determination,

(a)        with respect to prepayments of the Term Loans, an amount equal to (i) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date (the "First Period"), an amount equal to 3.00% times the principal amount of any prepayment of the Term Loan on such date, (ii) after the First Period up to and including the date that is the second anniversary of the Effective Date (the "Second Period"), an amount equal to 2.00% times the principal amount of any prepayment of the Term Loan on such date, (iii) after the Second Period up to and including the date that is the third anniversary of the Effective Date (the "Third Period"), an amount equal to 1.00% times the principal amount of any prepayment of the Term Loan on such date and (iv) thereafter, zero; and

(b)        with respect to any termination or reduction of the Total Revolving Credit Commitment, an amount equal to (i) during the First Period, an amount equal to 2.50% times the amount of such termination or reduction of the Total Revolving Credit Commitment on such date, (ii) during the Second Period, an amount equal to 1.50% times the amount of such termination or reduction of the Total Revolving Credit Commitment on such date, (iii) during the Third Period, an amount equal to 0.50% times the amount of such termination or reduction of the Total Revolving Credit Commitment on such date and (iv) thereafter, zero.

Notwithstanding the foregoing, no Applicable Prepayment Premium shall be due and owing in connection with (i) any voluntary or mandatory prepayment of the Revolving Loans (except as provided in Section 2.06(b)(i)), (ii)(x) any Term Loan prepayment resulting from the events described in Section 2.05(c)(iv), (y) Extraordinary Receipts referred to in clauses (a), (c) or (e) of the definition thereof, or (z) Extraordinary Receipts referred to in clauses (b), (d) or (f) of the definition thereof in an aggregate principal amount not exceeding $1,000,000 during the term of this Agreement and (iii) voluntary prepayments of the Term Loan paid by the Borrowers to the extent necessary for the Loan Parties to remain in compliance with the covenant set forth in clause (i) of Section 7.02(o); provided that, in the case of this clause (iii), (x) no Default or Event of Default has occurred and is continuing either immediately before or after giving effect to such prepayment, (y) there are no Revolving Loans outstanding and accounts payable of the Loan Parties and their Subsidiaries are not aged in excess of historical practices at the time of such prepayment and (z) the aggregate principal amount of the Term Loan voluntarily prepaid pursuant to this clause (iii) shall not exceed $5,000,000 during the term of this Agreement.

"Application Date" has the meaning specified therefor in Section 8.01(g).

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit E hereto or such other form acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president, executive vice president, vice president (and additionally in the case of a UK Loan Party, a director), secretary or assistant secretary of such Person or any other officer of such Person designated as an "Authorized Officer" by any of the foregoing officers in a writing delivered to the Agents.

"Availability" means, at any time, the difference between (a) the lesser of (i) the Borrowing Base and (ii) the Total Revolving Credit Commitment and (b) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) all Letter of Credit Obligations.

"Bank" means PNC, its successors or any other bank designated by the Administrative Agent to the Borrowers from time to time.

"Bank of America Facility" means that certain Third Amended and Restated Credit Agreement, dated as of May 1, 2017, by and among the Parent, as the borrower, Bank of America, N.A., as administrative agent, and the lenders party from time to time thereto.

"Bank Product Agreements" means those certain cash management service agreements entered into from time to time among any of the Borrowers, on the one hand, and a Bank Product Provider, on the other hand, in connection with any of the Bank Products, including, without limitation, any Lender-Provided Hedge Agreement with respect to the Borrowers' interest rate exposure.

"Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrowers to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Borrowers is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Borrowers pursuant to the Bank Product Agreements. Notwithstanding any of the foregoing, Bank Product Obligations shall not include any Excluded Hedge Liabilities.

"Bank Product Provider" means Administrative Agent or Lender or Affiliate thereof that provides Bank Products to the Borrowers.

"Bank Product Reserve" means, as of any date of determination, the lesser of (a) $2,000,000 and (b) the amount of reserves that the Administrative Agent has established (based upon the Administrative Agent's reasonable determination in its Permitted Discretion of the credit exposure in respect of the then extant Bank Products) in respect of Bank Products then provided or outstanding; provided that, in order to qualify as a Bank Product Reserve, such reserve must be established on or substantially contemporaneous with the date that the applicable Bank Product is provided.

"Bank Products" means any service or facility extended to the Borrowers by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards and stored value cards, (d) purchase cards and commercial cards, (e) ACH transactions, (f) cash management and treasury management services and products, including without limitation controlled disbursement, accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services, or (g) Lender-Provided Hedge Agreements and other foreign exchange or "FX" cash management products.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended from time to time, and any successor statute or any similar federal or state laws for relief of debtors.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Board of Directors" means, (a) with respect to any corporation or English limited company, the board of directors of the corporation (or company) or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors or equivalent governing body of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the entity, individual, board or committee of such Person serving a similar function.

"Borrowers" means, collectively, (a) the Borrowing Agent, (b) prior to the consummation of the Acquisition, the Initial Borrower, (c) immediately upon the consummation of the Acquisition and thereafter, the Surviving Borrower, (d) each subsidiary of the Parent listed as a "Borrower" on the signature pages hereto and (e) each other Person that executes a joinder agreement and becomes a "Borrower" hereunder.

"Borrowing Agent" has the meaning assigned to such term in Section 4.05.

"Borrowing Base" means, at any time, an amount equal to the difference between:

(a)       the sum of:

(i)       eighty-five percent (85%) of Eligible Accounts (or, with respect to Eligible Insured Foreign Receivables, 90%), plus

(ii)       the lower of (A) $7,000,000 and (B) the sum of:

(1) the lower of (x) sixty-five percent (65%) of the value of Eligible Inventory (excluding Eligible Work-in-Process), valued at the lower of cost and market and (y) eighty-five percent (85%) of the most recently determined Net Liquidation Percentage of the value of Eligible Inventory (excluding Eligible Work-in-Process) at such time calculated separately for raw materials and finished goods, plus

(2) the lowest of (x) sixty percent (60%) of the value of the Eligible Work-in-Process, valued at the lower of cost (on a first in first out basis) and market, (y) eighty percent (80%) of the most recently determined Net Liquidation Percentage of the value of the Eligible Work-in-Process at such time and (z) $1,000,000; and

(b)       the aggregate amount of Reserves established by the Administrative Agent in its Permitted Discretion at such time. The Borrowers acknowledge that imposing Reserves may limit or restrict Revolving Loans requested by the Borrowers.

Notwithstanding anything to the contrary in the defined term “Borrowing Base”, none of the Eligible Inventory located at the Foreign Loan Parties' locations in Canada or the United Kingdom shall be included in the Borrowing Base until the Administrative Agent shall have received field examinations and/or appraisals of such Eligible Inventory, in each case in form and substance reasonably acceptable to Administrative Agent in its Permitted Discretion.

The foregoing advance rates may be increased or decreased by the Administrative Agent at any time and from time to time in its Permitted Discretion; provided that the Administrative Agent shall, where commercially practicable, endeavor to provide the Borrowing Agent with five (5) Business Days' prior notice of its decision to decrease the advance rates during which period the Administrative Agent and Borrowing Agent may discuss such proposed decrease. Subject to the foregoing, the Borrowers consent to any such increases or decreases and acknowledge that decreasing the advance rates or increasing or imposing Reserves may limit or restrict Revolving Loans requested by the Borrowing Agent on behalf of Borrowers.

"Borrowing Base Assets" means Eligible Accounts and Eligible Inventory included within the calculation of the Borrowing Base as set forth in the most recent Borrowing Base Certificate then delivered to any Agent.

"Borrowing Base Certificate" means a certificate signed by an Authorized Officer of the Borrowing Agent and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit D.

"Business Day" means (a) for all purposes other than as described in clauses (b) and (c) below, any day other than a Saturday, Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey or New York City, (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London, and (c) with respect to any matter relating to the Canadian Loan Parties, any day that is a Business Day described in clause (a) above and which is not a legal holiday on which commercial banks are authorized or required by law to be closed for business in Toronto, Ontario.

"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed (including all Capitalized Lease Obligations that are paid or due and payable during such period), and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided that the term Capital Expenditures shall not include (i) expenditures to the extent that they are made with the proceeds of Reinvestment Eligible Funds, (ii) expenditures to the extent that they are made by the Parent or any of its Subsidiaries to effect leasehold improvements to any property leased by such Person as lessee, to the extent that such expenses have been reimbursed in cash by the landlord that is not a Loan Party, (iii) a Permitted Acquisition, and (iv) expenditures to the extent that they are actually paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other person (whether before, during or after such period).

"Capitalized Lease" means, with respect to any Person, any lease of or other arrangement conveying the right to use real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes); provided that with respect to leases that are accounted for by any Person as operating leases as of the Effective Date or are entered into after the Effective Date, and would have been accounted for as operating leases if such lease had been in effect on the Effective Date such leases may, in the sole discretion of the Borrowers, be accounted for as operating leases and not as Capitalized Leases.

"Canadian Benefit Plan" means any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party has any liability with respect to any employee or former employee of a Canadian Loan Party, but shall exclude Canadian Pension Plans and Statutory Plans.

"Canadian Defined Benefit Pension Plan" means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in Section 147.1(1) of the Income Tax Act (Canada).

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Canadian Loan Parties" means Ealing Scientific Ltd., which is party hereto as a Guarantor.

“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party for employees or former employees of a Canadian Loan Party, but shall exclude Statutory Plans.

“Canadian Pension Termination Event” means (a) the voluntary full or partial wind up or a Canadian Pension Plan that is a registered pension plan by a Canadian Loan Party or the taking of any action for the purpose of effecting the foregoing; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of trustee to administer, any such plan.

“Canadian Priority Payables Reserves” shall mean with respect to any Collateral of a Canadian Loan Party or other Collateral located in, or subject to the laws of, Canada (a) the full amount of all obligations, liabilities or indebtedness of any Loan Party that (i) have a trust, deemed trust or statutory lien imposed to provide for payment or a Lien, choate or inchoate, ranking or capable or ranking senior to or pari passu with Liens securing the Obligations on any Collateral under any Applicable Law of Canada or any province or territory thereof, or (ii) have a right imposed to provide for payment ranking or capable or ranking senior or pari passu with the Obligations under any Applicable Law of Canada or any province or territory thereof, including claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages (including wages under the Wage Earner Protection Program Act), employee withholdings and deductions (including amount payable with respect to Statutory Plans) and vacation pay, severance and termination pay, government royalties and pension fund obligations (including, without duplication, normal cost contributions and any special payments required to be made) and any amounts, whether or not due, representing wind-up deficiency or position with respect to Canadian Pension Plans), and (b) the amount equal to the aggregate value of the Inventory in Canada which the Administrative Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s rights has priority over the Liens securing the Obligation, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Laws granting revendication or similar rights to unpaid suppliers.

"Canadian Security Documents" means those documents listed on Schedule 1.01(C) hereto and any other agreement governed by the laws of Canada or any province or territory thereof which are required by the Collateral Agent and which are entered into at any time by any Loan Party in connection with this Agreement.

"Cash Collateralize" means to deliver to the Administrative Agent an amount (whether in cash or in the form of a backstop letter of credit in form and substance reasonably satisfactory to, and issued by a U.S. commercial bank reasonably acceptable to, the Administrative Agent in its commercially reasonable discretion) equal to 105% of the sum of (a) the maximum aggregate amount available for drawing under any outstanding Letter of Credit plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit which have not been converted to Revolving Loans plus (b) the amount of unpaid letter of credit fees then accrued. Derivatives of the term "Cash Collateralize" shall have corresponding meanings. Without limiting the generality of any other grant of Liens in any Loan Documents, each Loan Party hereby grants to the Administrative Agent a continuing and first priority security interest in all Cash Collateral delivered to the Administrative Agent to secure all Letter of Credit Obligations.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit maturing not more than six months after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof; and (g) in the case of Investments by a Foreign Subsidiary, investments/instruments corresponding to and with equivalent quality to investments/instruments described in the foregoing clauses (a) through (f) available in and/or guaranteed by the equivalent Governmental Authorities in the country in which such Foreign Subsidiary is located.

"Cash Management Accounts" means the bank accounts of each Loan Party (other than Excluded Accounts) maintained at one or more Cash Management Banks listed on Schedule 8.01.

"Cash Management Agreement" means, with respect to any deposit account, any securities account, commodity account, futures account, securities entitlement, commodity contract or futures contract (other than Excluded Accounts), an agreement, in form and substance reasonably satisfactory to the Agents, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant "control" (as defined under the applicable UCC, the PPSA or the Civil Code of Québec, as applicable) over such account to the Collateral Agent, and otherwise to grant the Collateral Agent with customary blocked account arrangements (including an agreement in the form of an executed acknowledgement by the relevant financial institution or other Person where envisaged by a UK Security Document, in form and substance satisfactory to the Collateral Agent).

"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).

"Cash Sweep Triggering Event" means either (a) each period beginning upon the occurrence of an Event of Default until no Event of Default is continuing or (b) each period beginning on the date that the sum of Availability of the Parent and its Subsidiaries is less than the greater of (A) 10% of the Aggregate Line Cap and (B) $2,500,000 for five (5) consecutive Business Days and ending on the date that the Availability of the Parent and its Subsidiaries is equal to or greater than the greater of (A) 10% of the Aggregate Line Cap and (B) $2,500,000 for thirty (30) consecutive days.

"CBF" has the meaning specified therefor in the preamble hereto.

"CFC" means a “controlled foreign corporation” as that term is defined in Section 957(a) of the Internal Revenue Code.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case, pursuant to Basel III, shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued, promulgated or implemented.

"Change of Control" means each occurrence of any of the following:

(a)       the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 35%

of the aggregate outstanding voting or economic power of the Equity Interests of the Parent;

(b)       during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority of the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent; or

(c)       Parent fails at any time to own, directly or indirectly, free and clear of all Liens (other than Permitted Liens), 100% of the Equity Interests of each other Loan Party, other than pursuant to a disposition or other transaction permitted hereunder.

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted pursuant to the applicable Security Documents by such Person in favor of the Collateral Agent, for the benefit of Secured Parties, as security for all or any part of the Obligations.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Collateral Assignment" means the Collateral Assignment of Rights, dated as of the date hereof, reasonably satisfactory to the Collateral Agent, made by the Parent and Merger Sub in favor of the Collateral Agent for the benefit of the Secured Parties in respect of the Acquisition Documents.

"Collateral Records" means, to the extent relating to Accounts Receivable, Inventory, the other Revolver Priority Collateral or any Account Debtor or other Person obligated on or in connection with any of the Accounts Receivable, all of the Borrowers' and all of the other Loan Parties' present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Borrowers and the other Loan Parties with respect to the foregoing maintained with or by any other person).

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitments" means, with respect to each Lender, such Lender's Revolving Credit Commitment and Term Loan Commitment.

"Compliance Certificate" has the meaning assigned to such term in Section 7.01(a)(iv).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consolidated EBITDA" means, with respect to any Person for any period,

(a)                the Consolidated Net Income of such Person for such period,

plus

(b)               without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income (other than with respect to clause (b)(viii) below) for such period:

(i)                 Consolidated Net Interest Expense,

(ii)               any provision for income taxes or other taxes measured by net income,

(iii)             any depreciation and amortization expense (including amortization of intangible assets (including goodwill)),

(iv)             all non-cash charges, expenses, items and losses (excluding any such non-cash charge, expense, item or loss to the extent that it represents an accrual or reserve for a cash expense in any future period that will occur prior to the Final Maturity Date or amortization of a prepaid cash expense that was paid in a prior period that occurred after the Effective Date) related to (A) non-cash items for any management equity plan, or stock option plan or other type of compensatory plan for the benefit of officers, directors or employees, (B) non-cash charges attributable to any post-employment benefits offered to former employees, and (C) non-cash asset impairments,

(v)               all fees, costs and expenses incurred within one-hundred and eighty (180) days of the Effective Date in connection with the Transactions and Denville Sale,

(vi)             extraordinary or non-recurring charges, expenses or losses; reasonably identifiable and factually supportable restructuring charges, costs and expenses (as set forth in a certificate of an Authorized Officer of the Parent); severance costs; non-cash reserves in connection with the Transactions; provided, that the aggregate amount added back pursuant to this clause (vi) for any measurement period shall not exceed 15.0% of Consolidated EBITDA of the Parent and its Subsidiaries for such period (calculated before giving effect to any adjustment pursuant to this clause (vi)),

(vii)           (A) any net loss from disposed operations (and any costs and expenses related to such disposal) and (B) losses, charges and expenses attributable to any Disposition of property (other than Accounts Receivable and Inventory) out of the ordinary course of business by such Person,

(viii)         cost savings, operating expense reductions and/or synergies set forth on Schedule 1.01(E) (collectively, the "DSI Adjustments"); provided, that (A) in each case, such DSI Adjustments are calculated on a pro forma basis as though such DSI Adjustments had been realized on the first day of such period and (B) the aggregate amount of DSI Adjustments added back pursuant to this clause (viii) shall not exceed: (w) $374,625 for the Fiscal Quarter ending March 31, 2018, (x) $249,750 for the Fiscal Quarter ending June 30, 2018, (y) $124,875 for the Fiscal Quarter ending September 30, 2018 and (z) thereafter, zero,

(ix)             cost savings, operating expense reductions or synergies (collectively, "Pro Forma Adjustments") related to mergers and other business combinations or acquisitions; provided, that (A) in each case, such Pro Forma Adjustments are calculated on a pro forma basis as though such Pro Forma Adjustments had been realized on the first day of such period, (B) such Pro Forma Adjustments are reasonable and validated by a quality of earnings diligence report provided by a third party that is reasonably acceptable to the Agents (the "Quality of Earnings Report") and (C) the aggregate amount of Pro Forma Adjustments added back pursuant to this clause (ix) for any period shall not exceed the lesser of (x) 5.0% of Consolidated EBITDA of the Parent and its Subsidiaries for such period (calculated before giving effect to any adjustment pursuant to this clause (ix)) and (y) 20% of the EBITDA of the target entity as set forth in the relevant Quality of Earnings Report,

(x)               any net realized or unrealized loss during such period resulting from currency transaction or translation losses, including those related to currency remeasurements of Indebtedness (including any losses resulting from Swaps and intercompany Indebtedness),

(xi)             any non-cash impairment losses resulting from any reappraisal, revaluation or write-up or write-down of assets,

(xii)           any unrealized hedging losses pursuant to Hedging Agreements,

(xiii)         any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to Accounts Receivable and Inventory), and

(xiv)         to the extent not already included in clauses (i) through (xiii) above, such other addbacks and adjustments that have been agreed to between the Parent and the Agents prior to the Effective Date and are contained in (i) the quality of earnings report, dated January 17, 2018, in respect of the Parent that was previously delivered to the Agents or (ii) the quality of earnings report, dated November 15, 2017, in respect of the Target that was previously delivered to the Agents, minus

(c)                without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)                 any credit for income taxes or other taxes measured by net income,

(ii)               any gain from extraordinary or non-recurring items,

(iii)             (A) any aggregate net gain from disposed operations (and any aggregate net gains related to such disposal) and (B) any aggregate net gain from the Disposition of property (other than Accounts Receivable and Inventory) out of the ordinary course of business by such Person,

(iv)             any net realized or unrealized gain during such period resulting from currency transaction or translation gains, including those related to currency remeasurements of Indebtedness (including any gains resulting from Swaps and intercompany Indebtedness),

(v)               any non-cash impairment gains resulting from any reappraisal, revaluation or write-up or write-down of assets,

(vi)             any unrealized hedging gains pursuant to Hedging Agreements, and

(vii)           any other non-cash gain, including any reversal of a charge referred to in clause (b)(xiii) above by reason of a decrease in the value of any Equity Interest,

in each case for the components of clauses (a), (b) and (c), determined on a consolidated basis in accordance with GAAP.

Notwithstanding anything to the contrary contained herein, for each of the periods set forth in the table below, Consolidated EBITDA of the Parent and its Subsidiaries shall be deemed to be the applicable amounts corresponding to such fiscal periods set forth below (provided, however, that to the extent the amounts set forth below deviate from the amounts for the applicable fiscal periods set forth below by greater than 5% pursuant to the audited financial statements for Fiscal Year 2017 as required to be delivered pursuant to Section 7.01(a)(iii), the amounts set forth below shall be adjusted to match the amount set forth in such audited financial statements):

Fiscal Period	Consolidated EBITDA
Fiscal Quarter ended March 31, 2017	$3,822,887
Fiscal Quarter ended June 30, 2017	$4,653,485
Fiscal Quarter ended September 30, 2017	$2,741,084
Fiscal Quarter ended December 31, 2017	$4,749,461

"Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, and (d) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) the sum of (i) gross interest expense of such Person and its Subsidiaries payable in cash for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates (other than Loan Parties) of such Person) and (ii) loan servicing fees and other similar fees (including letter of credit fees) payable in cash during such period, less (a) the sum of (i) interest income (including interest paid-in-kind) for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (b) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business or any post-closing obligations relating to the Acquisition Documents or the Denville Sale. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Contribution Notice" means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

"Controlled Deposit Account" means each deposit account (including all funds on deposit therein) that is the subject of an effective Cash Management Agreement and that is maintained by any Loan Party with a financial institution approved by the Collateral Agent.

"Controlled Investment Affiliate" means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition only, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Controlled Securities Account" means each securities account or commodity account or futures account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Cash Management Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by the Collateral Agent.

"Covered Entity" means (a) Parent, each of the Borrowers, Parent's Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition only, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

"Credit Card Agreements" means all agreements now or hereafter entered into by any Loan Party with any Credit Card Issuer or any Credit Card Processor (in each case, in such capacity), or with any other Person for the processing and/or payment of the proceeds of any Credit Card Receivables, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Credit Card Issuer" means any Person (other than a Borrower) who issues or whose members issue credit cards or debit cards, including without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc., or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Discover Financial Services, Inc.

"Credit Card Processor" means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party's sales transactions involving credit card or debt card purchases by Customers using credit cards or debit cards issued by any Credit Card Issuer.

"Credit Card Receivables" means each "account", "payment intangible", "general intangible" (each, as defined in the UCC) or “intangible” (as defined in the PPSA) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a Customer of a Loan Party on credit or debit cards issued by a Credit Card Issuer in connection with the sale of goods or the performance of services by a Loan Party in the ordinary course of business.

"Current Value" has the meaning specified therefor in Section 7.01(o).

"Customer" means and includes the account debtor with respect to any Account Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

"Daily LIBOR Rate" means, for any day, the Published Rate.

"Debtor Relief Law" means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Wind-Up and Restructuring Act (Canada) and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, reorganization, or similar debtor relief law (including, without limitation, any proceeding under applicable corporate law seeking a compromise or arrangement of any debts of the corporation or a stay of proceedings to enforce any of the claims of the corporation's creditors against it) of the United States, Canada or other applicable jurisdiction from time to time in effect.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means any Revolving Loan Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowing Agent in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified the Borrowing Agent or the Administrative Agent (or any L/C Issuer) in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrowing Agent to confirm in writing to the Administrative Agent and the Borrowing Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowing Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, receiver and manager, custodian, conservator, trustee, administrator, liquidator, monitor, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or any other state, federal, provincial, territorial or foreign regulatory authority acting in such a capacity. Notwithstanding anything herein to the contrary, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowing Agent, each L/C Issuer and each Lender.

"Denville" means Denville Scientific, Inc.

"Denville Earn-out" means any earn-out payments and other contingent consideration paid to any Loan Party in connection with the Denville Sale.

"Denville Sale" means the sale by the Parent of substantially all of the assets of Denville pursuant to that certain Purchase Agreement, dated as of January 22, 2018, by and among Thomas Scientific, LLC, a Delaware limited liability company, as buyer, Denville, as seller, and the Parent, as stockholder.

"Deposit Accounts" means "deposit accounts" (as that term is defined in the Uniform Commercial Code), and also includes any bank account, deposit account or other account maintained with a bank, credit union or other financial institution.

"Dilution" means, as of any date of determination on a consolidated basis for all Loan Parties, a percentage, based upon the experience of the immediately prior 365 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits or other dilutive items with respect to Loan Parties' Accounts during such period, by (b) invoices for services rendered by the Loan Parties during such period (but in no event shall the Dilution Reserve be less than zero).

"Dilution Reserve" means, as of any date of determination, an amount equal to Dilution in excess of five percent (5%) for any period.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells (including, without limitation, any sale and leaseback transaction), assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, "Disposition" shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is six months after the Final Maturity Date.

"Disregarded Domestic Person" means any direct or indirect domestic Subsidiary of the Parent that is treated as a disregarded entity for U.S. federal income tax purposes, if substantially all of its assets constitutes the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs or other Disregarded Domestic Persons except to the extent such entities are Foreign Loan Parties.

"Document" shall have the meaning given to the term "document" in the Uniform Commercial Code.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary of any Person that is organized under the laws of the United States of America or any state or commonwealth thereof or under the laws of the District of Columbia.

"Drawing Date" has the meaning specified therefor in Section 3.04(b).

"Effective Date" has the meaning specified therefor in Section 5.01.

"Eligibility Date" means, with respect to each Borrower and each Guarantor and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effectiveness date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Borrower or such Guarantor, and otherwise it shall be the Effective Date and/or such other Loan Document(s) to which such Borrower or such Guarantor is a party).

"Eligible Accounts" means and includes with respect to each Account Receivable (other than Credit Card Receivables) of any Loan Party that arises in the ordinary course of business from the sale, delivery or lease of goods or rendition of services and is payable in Dollars or, in the case of Canadian Loan Parties, Canadian Dollars, or, in the case of UK Loan Parties, GBP, and in each case, which (a) is genuine and in all respects what it purports to be, and it is not evidenced by a judgment, (b) to the best of the Loan Parties' knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Account Receivable or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to the Administrative Agent with respect thereto, and (c) to the best of the Loan Parties' knowledge, there are no proceedings or actions which are pending against the Account Debtor which would be reasonably likely to result in any material adverse change in such Account Debtor's financial condition or the collectability of such Account Receivable. An Account Receivable shall not be deemed eligible absent a reasonably satisfactory field exam. Without limiting the generality of the foregoing, no Account Receivable shall be an Eligible Account if:

(i)       it arises out of a sale made or services rendered by such Loan Party to an Affiliate of such Loan Party or to a Person controlled by an Affiliate of such Loan Party;

(ii)       it remains unpaid (x) more than ninety (90) days (or such longer period as agreed by the Administrative Agent in its sole discretion) after its original invoice date shown on the invoice or (y) sixty (60) days after its due date;

(iii)       the total unpaid Accounts Receivable of the Account Debtor exceed 20% of the net amount of all Eligible Accounts, but only to the extent of such excess; provided that the provisions of this clause (iii) shall not apply to (A) Account Debtors in the United States or Canada that have a rating of at least Baa3 (stable outlook) from Moody's or BBB- (stable outlook) from S&P or (B) the United States government or any agency or department thereof;

(iv)       the Account Debtor is also a creditor or supplier of a Loan Party or any Subsidiary of a Loan Party, or the Account Debtor has disputed liability with respect to such Accounts Receivable, or the Account Debtor has made any claim with respect to any other Accounts Receivable due from such Account Debtor to a Loan Party or any Subsidiary of a Loan Party, or the Account otherwise is subject to right of setoff by the Account Debtor; provided that any such Accounts Receivable shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right;

(v)       the Account Debtor has commenced a voluntary case under the Debtor Relief Laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the Debtor Relief Laws, as now constituted or hereafter amended, or any other petition or other application for relief under Debtor Relief Laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, receiver and manager, custodian, conservator, trustee, administrator, liquidator, monitor, assignee for the benefit of creditors, sequestrator or other similar officeal to be appointed for it or for all or a significant portion of its assets or affairs;

(vi)       (x) in the case of US Loan Parties, it arises from a sale made or services rendered to an Account Debtor that is not domiciled in the United States, any state thereof or the District of Columbia, unless the sale is backed by a letter of credit from an issuer acceptable to the Administrative Agent or constitutes Eligible Insured Foreign Receivables, (y) in the case of Canadian Loan Parties, it arises from a sale made or services rendered to an Account Debtor that is not domiciled in Canada or any province or territory thereof, and (z) in the case of UK Loan Parties, it arises from a sale made or services rendered to an Account Debtor that is not domiciled in the United Kingdom;

(vii)       the case of any Account Receivable owed by a Governmental Authority, any such Account Receivable that arises from the delivery of goods or the rendition of services by the applicable Loan Party payment for which has not yet been properly appropriated, provided that, in the case of any Account Receivable owing by Her Majesty in right of Canada or any provincial or local Governmental Authority in Canada, the Borrower has assigned its rights to payment in such Account Receivable in compliance with the Financial Administration Act (Canada) or similar Applicable Law of such Governmental Authority;

(viii)       it is not at all times subject to Administrative Agent's duly perfected, first priority security interest and Lien or is subject to a Lien that is not a Permitted Lien;

(ix)       the goods giving rise to such Account Receivable have not been delivered to and accepted by the Account Debtor or the services giving rise to such Accounts Receivable have not been performed by the applicable Loan Party and accepted by the Account Debtor or the Accounts Receivable otherwise does not represent a final sale;

(x)       the Loan Parties have not sent a bill or invoice for the goods or services giving rise to such Accounts Receivable to the applicable Account Debtor;

(xi)       the Accounts Receivable is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(xii)       any Loan Party or a Subsidiary of any Loan Party has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Accounts Receivable or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Accounts Receivable;

(xiii)       50% or more of the Accounts Receivable owing from the Account Debtor are not Eligible Accounts hereunder;

(xiv)       any Loan Party has made an agreement with the Account Debtor to extend the time of payment thereof beyond the period set forth in clause (ii) above; or

(xv)       it represents service charges, late fees or similar charges.

"Eligible Contract Participant" shall mean an "eligible contract participant" as defined in the Commodity Exchange Act and regulations thereunder.

"Eligible Insured Foreign Receivables" means Accounts Receivable of a Loan Party that meet the requirements of Eligible Accounts, except: (x)  clauses (ii), (v) and (vi) (without giving effect to the phrase “or constitutes Eligible Insured Foreign Receivables,” set forth therein) of such definition, provided that (i) no more than 90 days (or such longer period as the Administrative Agent may determine in its Permitted Discretion), or such other period set forth in the credit insurance relating to such Account Receivable, have elapsed from the invoice date with respect to such Account Receivable, (ii) such Account Receivable is not due or unpaid more than 60 days past the due date therefor, (iii) on and after the date that is 60 days following the Effective Date, such Account Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Administrative Agent and shall name Administrative Agent as beneficiary or loss payee, as applicable) and the amount of any such Account Receivable which may be applied in calculating the Borrowing Base shall be reduced to the extent the amount of such Account Receivable is not covered by credit insurance due such Account Receivable's failure to meet the requirements of clauses (ii), (v), and (vi) of the definition of Eligible Accounts Receivable, and (iv) the Account Debtor with respect to such Account Receivable is not located in a Sanctioned Country.

"Eligible Inventory" means Inventory of any Loan Party consisting of finished goods and raw materials and work-in-process ("Eligible Work-In-Process") which is not, in the Administrative Agent's Permitted Discretion, obsolete or unmerchantable. Such Inventory shall not be Eligible Inventory if it:

(a)                      does not conform in all material respects to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof;

(b)               (x) in the case of US Loan Parties, is not located in the United States of America, (y) in the case of Canadian Loan Parties, is not located in Canada or any province or territory thereof, and (z) in the case of UK Loan Parties, is not located in the United Kingdom;

(c)                is held by such Loan Party on consignment or consigned by such Borrower to any Person, and may not be lawfully sold by Collateral Agent;

(d)               is the subject of a written assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that by such Loan Party's ownership, use, sale or distribution of such Inventory is violative in any material respect of any ownership of or right to use any intellectual property of such Person;

(e)                is subject to an intellectual property license agreement or other agreement that limits, conditions or restricts any Loan Party's or Collateral Agent's right to sell or otherwise dispose of such Inventory, unless Collateral Agent is a party to an agreement, in form and substance reasonably satisfactory to the Agents in their Permitted Discretion, with the licensor under such license agreement which permits the Collateral Agent to sell or otherwise dispose of such Inventory or Administrative Agent is otherwise satisfied, in its Permitted Discretion, that Collateral Agent has the right to sell or dispose of such Inventory on the same terms as would have applied had a license agreement been delivered to Collateral Agent with respect thereto;

(f)                other than Inventory in-transit between locations of the Loan Parties, is situated at a location not owned or leased by such Loan Party, or which such Loan Party otherwise does not have the right to use or occupy; provided that with respect to locations leased by any Loan Party or which the Loan Parties otherwise have the right to use or occupy: (i) in jurisdictions in which it is mandated under applicable law to obtain such an agreement or in which the owner or occupier has rights of distraint, the owner or occupier of such location has executed in favor of Collateral Agent a commercially reasonable lien waiver and access agreement, in form and substance reasonably satisfactory to the Agents in their Permitted Discretion as provided in this Agreement or (ii) the Loan Parties are otherwise in compliance with Section 7.01(m), provided that Administrative Agent shall have the right to establish a Reserve against the Borrowing Base (in accordance with the definition of "Reserves" but not to exceed the Borrowing Base value of the Inventory located at the relevant location) with respect thereto in an amount not to exceed three months' base rent or other similar warehousing or bailee monthly charge for such location in the event the access agreement is not delivered within 45 days after the Effective Date; or

(g)               is not subject to the perfected, first priority security interest and Lien of Collateral Agent or is subject to any Lien other than a Permitted Lien; provided that, if such Inventory is subject to a Permitted Lien (other than liens described in clause (h) of the definition of Permitted Liens) that may have priority over the Collateral Agent's Liens under applicable law, such Inventory shall be Eligible Inventory and the Administrative Agent may in its Permitted Discretion impose a Reserve against the Borrowing Base in an amount equal to the amount secured by such Permitted Lien provided, further, that no such Reserve shall be imposed to the extent the Loan Parties obtain an agreement of the type described in clause (f)(i) above from the holder of such Lien.

In the event that a new Loan Party is added as a party to this Agreement under any circumstance, no such Inventory belonging to such new Loan Party shall, unless otherwise approved by the Administrative Agent, be deemed Eligible Inventory until the Administrative Agent shall have completed a Field Survey and Audit with respect to such assets/new Loan Party, such Field Survey and Audit to be completed as promptly as is commercially reasonable.

"Employee Plan" means an "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or to which any Loan Party has any liability (including any contingent liability with respect to any of its ERISA Affiliates).

"Environmental Actions" means any action, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, consent decree, settlement or other written communication from any Person or Governmental Authority alleging violations of any Environmental Law or any Release of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries; or (b) onto any facilities which received Hazardous Materials generated, transported, treated, stored, used or disposed of by any Loan Party or any of its Subsidiaries.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Solid Waste Disposal Act, the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Resource Conservation and Recovery Act (Canada), the Comprehensive Environmental, Compensation and Liability Act (Canada), the Canadian Environmental Protection Act (Canada), the Environmental Protection Act (Ontario) and the Environmental Quality Act (Quebec), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other legally binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or human health and safety (as it relates to exposure to Hazardous Materials) or Releases of any Hazardous Materials.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, natural resource damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest (i) incurred as a result of any Environmental Action or in connection with any adverse environmental condition at, on, under or migrating from or to any assets, facilities or properties owned or operated by any Loan Party or any of its Subsidiaries or any of their respective predecessors in interest or any Release of Hazardous Materials resulting from the ownership, lease, sublease or other occupation of property or the operation of any Loan Party or any of its Subsidiaries or any of their respective predecessors in interest, or (ii) consisting of or relating to clean-up costs or corrective action, including any investigation, clean-up, removal, containment, monitoring or other remediation or response required of any Loan Party or any of its Subsidiaries or any of their respective predecessors in interest by Environmental Laws (whether or not such has been required or requested by any Governmental Authority or any other Person).

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equity Interests" means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" means any of the events set forth in Section 9.01.

"Excess Cash Flow" means, with respect to any Person for any period, an amount equal to (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of (without duplication) (i) all cash principal payments (excluding, for the avoidance of doubt, any principal payments made pursuant to Section 2.05(c)(iv)) on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all cash principal payments made on other Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash by such Person or its Subsidiaries during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) income taxes paid in cash by such Person and its Subsidiaries for such period, and (vi) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period (or minus the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Accounts" means deposit accounts (i) specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees, (ii) trust accounts, (iii) accounts used exclusively for withholding tax, goods and services tax, sales tax or payroll tax, and (iv) the Petty Cash Accounts.

"Excluded Equity Issuance" means the issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent to directors, officers, employees and consultants of the Parent and its Subsidiaries pursuant to stock purchase plans, stock option plans, other employee incentive plans or other compensation arrangements, approved by the Board of Directors of the Parent.

"Excluded Foreign Subsidiary" means (a) any Subsidiary of the Parent that is a CFC and has not guaranteed or pledged any of its assets or suffered a pledge of more than 65% of its voting stock, to secure, directly or indirectly, any indebtedness of any Borrower or any Guarantor that is a "United States Person" within the meaning of Section 7701(a)(30) of the Code, (b) any Subsidiary of a Subsidiary described in clause (a) above, and (c) any Disregarded Domestic Person (in each case of the foregoing clauses (a) through (c), except to the extent such subsidiary is a Foreign Loan Party).

"Excluded Hedge Liabilities or Liability" means, with respect to each Loan Party, each Swap Obligation if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal or unlawful under the Commodity Exchange Act, or any rule, regulation or order of the Commodity Futures Trading Commission, solely by virtue of such Loan Party's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, only the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal or unlawful under the Commodity Exchange Act, or any rule, regulations or order of the Commodity Futures Trading Commission, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap shall be an Excluded Hedge Liability; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

"Excluded Subsidiary" means:

(a)       any Immaterial Subsidiary;

(b)       any Subsidiary that is prohibited by applicable Requirements of Law or third party Contractual Obligation (which Contractual Obligation exists on the Effective Date or at the time of acquisition of such Subsidiary and is not entered into in contemplation of the Effective Date or such acquisition) from providing a Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guaranty that has not been obtained, in each case, as reasonably determined by the Agents and the Borrowing Agent;

(c)       any Subsidiary to the extent it is not within the legal capacity of such Person to provide a Guaranty or the provision of a Guaranty would conflict with the fiduciary duties of such Person's directors or result in a material risk of personal or criminal liability for any officer or director of such Person, in each case, as reasonably determined by the Agents and the Borrowing Agent;

(d)       Excluded Foreign Subsidiaries; and

(e)       any other Subsidiary to the extent that the cost, burden, difficulty or consequence of providing a Guaranty and/or granting or perfecting a security interest in its assets outweighs the benefit afforded thereby as reasonably determined by the Borrowing Agent and the Agents.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.09 and (d) any U.S. federal withholding Taxes imposed under FATCA.

"Executive Order" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Existing Credit Facilities" means, collectively, the Bank of America Facility and the SVB Facility.

"Existing Lenders" means the financial institutions from time to time party to the Existing Credit Facilities.

"Extraordinary Receipts" means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness or Equity Issuances), including, without limitation, (a) foreign, Canadian, United States, state, provincial, territorial or local tax refunds, (b) pension plan reversions, (c) proceeds of any insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person) and (g) any purchase price adjustment, including any earn-out, received in connection with any purchase agreement including, without limitation, the Acquisition Agreement (but not including the Denville Earn-out).

"Facility" means the real property identified on Schedule 1.01(B) and any New Facility hereafter acquired by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into in connection therewith.

"Federal Funds Effective Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

"Federal Funds Open Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest hereunder will change automatically without notice to the Borrowing Agent, effective on the date of any such change.

"Fee Letter" means the fee letter, dated as of the date hereof, among the Borrowers and the Agents.

"Field Survey and Audit" means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Agents.

"Final Maturity Date" means the earliest of (a) January 31, 2023, (b) the date of the acceleration of the Loans in accordance with the terms of this Agreement, and (c) the date of the Payment In Full of all Obligations and the termination of all Commitments.

"Financial Statements" means (a) the audited consolidated and consolidating balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2016, and the related consolidated and consolidating statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated and consolidating balance sheet of the Parent and its Subsidiaries for the twelve months ended December 31, 2017, and the related consolidated and consolidating statement of operations, shareholder's equity and cash flows for the twelve months then ended.

"Financial Support Direction" means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

"Fiscal Quarter" means any fiscal quarter of any Fiscal Year determined in accordance with the fiscal accounting calendar of the Parent and its Subsidiaries.

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each calendar year.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) the difference of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, minus (ii) Capital Expenditures made in cash by such Person and its Subsidiaries during such period, except to the extent funded with the proceeds of the incurrence of Indebtedness (other than Revolving Loans), minus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, to (b) the sum of (i) all scheduled permanent principal repayments of Indebtedness of such Person and its Subsidiaries during such period, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries in such period), plus (iii) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (iv) any broker's, banker's or finder's fee payable in connection with the Acquisition.

"Flood Laws" means all Requirements of Law relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Requirements of Law related thereto.

"Flow of Funds Agreement" means a Flow of Funds Agreement, in form and substance reasonably satisfactory to the Agents, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the Transactions.

"Foreign Lender" means a Lender that is not a U.S. Person.

"Foreign Loan Parties" means, collectively, the Canadian Loan Parties and the UK Loan Parties.

"Foreign Security Documents" means, collectively, the Canadian Security Documents and the UK Security Documents.

"Foreign Sovereign Immunities Act" means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.

"Foreign Subsidiary" means any Subsidiary of the Parent that is not a Domestic Subsidiary.

"Funding Losses" has the meaning specified therefor in Section 2.07(e).

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided further that, if there occurs after the date of this Agreement any change in GAAP that affects in any respect any of the covenants contained in Section 7.02 or the calculation of any covenant contained in Section 7.03 hereof, the Agents and the Borrowing Agent shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowing Agent after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.02 and Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

"GBP" means the lawful money of the United Kingdom.

"Governing Documents" means, (a) with respect to any corporation or company, the memorandum, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Authority" means any nation or government, any foreign, Federal, state, province, territory, city, town, municipality, county, local or other governmental, public, quasi-governmental, political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, authority, division or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (a) each Subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto, including the Foreign Loan Parties, and (b) each other Person which guarantees in writing, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations provided that no Excluded Subsidiary shall be required to become (or be joined as) a Guarantor hereunder.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

"Hazardous Material" means (a) any element, compound or chemical that is defined, regulated or otherwise classified as a hazardous material, contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, solid waste or dangerous good under Environmental Laws, including, without limitation, any hazardous material, contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, solid waste, or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

"Hedge Liabilities" means the liabilities of the Loan Parties under any Hedging Agreements on a marked to market basis in accordance with GAAP.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and (without limiting the generality of any of the foregoing) specifically including any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, and currency exchange rate price hedging arrangements, and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Immaterial Subsidiary" means (i) Subsidiaries of the Parent as of the Effective Date set forth on Schedule 1.01(D) and (ii) any Subsidiary formed after the Effective Date that is identified in writing to the Collateral Agent so long as the aggregate value of each such Subsidiary's assets is less than $500,000; provided, if at any time and from time to time after the Effective Date the aggregate value of the assets of all Immaterial Subsidiaries is equal to or greater than $2,000,000, then the Borrowing Agent shall promptly designate in writing to the Collateral Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true.

"Increased Reporting Event" means either of the (i) occurrence and continuation of an Event of Default or (ii) the failure of the Loan Parties to maintain Availability for five (5) consecutive Business Days (or such longer period as the Administrative Agent may agree) of not less than the greater of (A) 10% of the Aggregate Line Cap and (B) $2,500,000. An Increased Reporting Event shall continue (i) so long as an Event of Default is continuing and has not been cured or waived and (ii) until Availability is equal to or greater than the greater of (A) 10% of the Aggregate Line Cap and (B) $2,500,000 for a period of thirty (30) consecutive days.

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) [reserved]; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venture.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Intellectual Property" has the meaning specified therefor in the Security Agreement (or, in the case of Foreign Loan Parties, the Foreign Security Documents).

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

"Interest Period" means as to any LIBOR Rate Loan made to the Borrowers, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Rate Loan and ending on the date one, two or three months thereafter as selected by the Borrowing Agent; provided that:

(a)       if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)       any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)       the Borrowing Agent may not elect an Interest Period for any Loan which would extend beyond the Final Maturity Date; and

(d)       at any time, there shall not be (i) more than three (3) Interest Periods in effect for the Revolving Loans and (ii) more than three (3) Interest Periods in effect for the Term Loans.

"Internal Revenue Code" or "Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto), and the regulations thereunder.

"Inventory" means, with respect to any Person, all inventory (as that term is defined in the Uniform Commercial Code or the PPSA, as applicable) and all goods and merchandise of such Person held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash, but excluding equipment (as defined in the Uniform Commercial Code or the PPSA, as applicable).

"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP with the value of each Investment measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any return or distributions received by Parent and its Subsidiaries with respect thereto.

"IP Security Agreements" has the meaning specified therefor in Section 6.01(ff).

"ISP98 Rules" has the meaning specified therefor in Section 3.02(b) hereof.

"Joinder Agreement" means a joinder agreement, substantially in the form of Exhibit A hereto, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

"L/C Fee Rate" means 2.0%.

"L/C Issuer" means, commencing on and after the ABL Commitment Date, PNC or such other bank as the Administrative Agent may select in its Permitted Discretion.

"Lease" means any lease of Real Property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" and "Lenders" have the meanings specified therefor in the preamble hereto.

"Lender-Provided Hedge Agreement" means a Hedging Agreement which is provided by any Lender, Agent or any affiliate thereof. Except to the extent of any Excluded Hedge Liabilities, the Hedge Liabilities of the Borrowers to the provider of any Lender-Provided Hedge Agreement shall be "Obligations" hereunder, guaranteed obligations under any Guaranty and secured obligations under any Security Document and otherwise treated as Obligations for purposes of each of the Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Loan Documents.

"Letter of Credit" has the meaning specified therefor in Section 3.01.

"Letter of Credit Application" has the meaning specified therefor in Section 3.02(a).

"Letter of Credit Borrowing" has the meaning specified therefor in Section 3.04(d).

"Letter of Credit Fees" has the meaning specified therefor in Section 2.06(e).

"Letter of Credit Guaranty" means one or more guaranties by the Administrative Agent in favor of the L/C Issuer guaranteeing or relating to the Borrowers' obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letter of Credit.

"Letter of Credit Obligations" means, at any time and without duplication, the sum of (a) the Reimbursement Obligations with respect to all Letters of Credit at such time, plus (b) the Maximum Undrawn Amount with respect to all Letters of Credit, plus (c) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty with respect to any Letter of Credit.

"Letter of Credit Sublimit" means (a) before the ABL Commitment Date, zero and (b) at any time thereafter, $5,000,000.

"Leverage Ratio" means, with respect to any Person and its Subsidiaries on a consolidated basis for any period, the ratio of (a)  all Indebtedness described in clauses (a), (b), (c), (d), (e), (f) and (i) in the definition thereof or otherwise for borrowed money, including the Loans and any Capitalized Lease Obligations, as of the end of such period to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

"LIBOR" means for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a "LIBOR Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Administrative Agent and the Collateral Agent at such time (which determination shall be conclusive absent manifest error)); provided, that at no time shall LIBOR be less than 1.25% per annum. Administrative Agent shall give reasonably prompt notice to the Borrowing Agent of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

"LIBOR Option" has the meaning specified therefor in Section 2.07(b).

"LIBOR Rate" means, (x) for each Interest Period for each LIBOR Rate Loan that is a Term Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100% of 1%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.25% and (y) for each Interest Period for each LIBOR Rate Loan that is a Revolving Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100% of 1%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"LIBOR Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, hypothec, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan" means the Term Loan or any Revolving Loan made by an Agent or a Lender to the Borrowers pursuant to Article II hereof.

"Loan Account" means the account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

"Loan Document" means this Agreement, any Cash Management Agreement, the Flow of Funds Agreement any Guaranty, the Intercompany Subordination Agreement, the Collateral Assignment, any Joinder Agreement, any Mortgage, any landlord waiver, any Processor Letter, the Fee Letter, any Perfection Certificate, any Security Document, any IP Security Agreement, the Foreign Security Documents and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

"Loan Party" means any Borrower and any Guarantor.

"Losses" has the meaning specified therefor in Section 12.15.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, assets, properties, financial condition or operating results of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their obligations under any Loan Document, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on the Collateral taken as a whole.

"Material Contract" means, individually and collectively, (a) with respect to any Person, each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium), (b) the Acquisition Agreement and (c) any other contract or agreement the loss of which could reasonably be expected to result in a Material Adverse Effect on such Person (viewed on a consolidated basis with its parent and subsidiary companies).

"Maximum Face Amount" means, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective, as such face amount or increases are amended from time to time.

"Maximum Revolving Loan Amount" means $25,000,000.

"Maximum Undrawn Amount" means, with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage, deed of trust, deed of immovable hypothec or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding 6 years.

"Net Cash Proceeds" means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) all reasonable fees, reasonable costs, and out-of-pocket expenses (including appraisals, and brokerage, legal, advisory, banking, title and recording tax expenses and commissions) paid such Person or such Subsidiary to third parties (other than Affiliates) in connection with such event (including in connection with the collection of such proceeds, award, or other payments, as applicable), (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

"Net Liquidation Percentage" means, as of any date of determination, the percentage of the value of the Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as reasonably determined from time to time by an appraisal company selected by the Agents.

"New Facility" has the meaning specified therefor in Section 7.01(o).

"New Subsidiary" has the meaning specified thereof in Section 7.01(b)(i).

"Non-Qualifying Party" means any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

"Note" means a promissory note of the Borrowers, substantially in the form of Exhibit G hereto, evidencing the Indebtedness resulting from the making of the Loans and delivered to any Lender that requests such Note pursuant to Section 2.03(f) hereof, as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor.

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, the L/C Issuer and the Bank Product Providers arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Prepayment Premium), attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person and (c) all Bank Products Obligations. Notwithstanding any of the foregoing, Obligations shall not include any Excluded Hedge Liabilities.

"Order" has the meaning specified therefor in Section 3.10.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to an assignment request by the Borrowers under Section 2.12(b)).

"Paid In Full," "Pay In Full," "Paying In Full" or "Payment In Full" means, with respect to the Obligations or the Guaranteed Obligations, the payment in full, in cash, of all such Obligations or Guaranteed Obligations, as the case may be (other than (a) obligations under Hedging Agreements not yet due and payable, (b) Bank Product Obligations have been cash collateralized in a manner reasonably satisfactory to the applicable Bank Product Provider, (c) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and (d) Letter of Credit Obligations that have been Cash Collateralized or made subject to a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer), and the termination of all Commitments relating to the Obligations.

"Parent" has the meaning specified therefor in the preamble hereto.

"Participant Register" has the meaning specified therefor in Section 12.07(g).

"Participation Commitment" means each Revolving Loan Lender's obligation to buy a participation of the Letters of Credit issued hereunder.

"Participation Revolving Loan" has the meaning specified therefor in Section 3.04(c) hereof.

"Payment Office" means the Administrative Agent's office located at 875 Third Avenue, New York, New York 10022, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrowing Agent.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pensions Regulator" means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

"Perfection Certificate" means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

"Permitted Acquisition" means any Specified Acquisition by a US Loan Party to the extent that each of the following conditions shall have been satisfied:

(a)                no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Specified Acquisition;

(b)               to the extent the Specified Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.02 shall have been satisfied;

(c)                the Borrowers shall have furnished to the Agents at least 10 Business Days prior to the consummation of such Specified Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Specified Acquisition) and, at the request of any Agent, such other information and documents that any Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Specified Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries after giving effect to the consummation of such Specified Acquisition, (iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after the consummation of such Specified Acquisition, and (iv) copies of such other agreements, instruments or other documents as any Agent shall reasonably request;

(d)               the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Specified Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Specified Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Specified Acquisition such Lien shall be released);

(e)                such Specified Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned by a US Loan Party and, if effected by merger or consolidation involving a US Loan Party, such US Loan Party shall be the continuing or surviving Person;

(f)                the Borrowers shall have Availability plus Qualified Cash in an aggregate amount equal to or greater than $5,000,000 immediately after giving effect to the consummation of the proposed Specified Acquisition;

(g)               the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Specified Acquisition;

(h)               the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties' and their Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(i)                 the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(j)                 such Specified Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;

(k)               any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Specified Acquisition; and

(l)                 the Purchase Price payable in respect of (i) any single Specified Acquisition or series of related Specified Acquisitions shall not exceed $500,000 in the aggregate and (ii) all Specified Acquisitions (including the proposed Specified Acquisition) shall not exceed $500,000 in the aggregate during the term of this Agreement.

"Permitted Cure Equity" means Qualified Equity Interests of the Parent.

"Permitted Discretion" means (a) with respect to the Administrative Agent, a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment and (b) with respect to the Collateral Agent, a determination made in good faith and in the exercise of its reasonable business judgment.

"Permitted Disposition" means:

(a)       sales and other dispositions of Inventory in the ordinary course of business;

(b)       licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business and the transfer, assignment, cancellation, abandonment or other disposition of patents, trademarks, copyrights or other Intellectual Property rights which are, in the judgment of a Loan Party, no longer economically practicable to maintain, no longer used or no longer useful in the business of any Loan Party;

(c)       leasing or subleasing assets in the ordinary course of business;

(d)       [reserved];

(e)       dispositions of Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)       dispositions of Accounts Receivable in connection with the collection or compromise thereof in the ordinary course of business;

(g)       any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(h)       Permitted Intercompany Dispositions;

(i)       disposition of obsolete, surplus or worn-out property in the ordinary course of business;

(j)       to the extent deemed a Disposition and without any duplication, the granting of a Permitted Lien;

(k)       to the extent deemed a Disposition and without any duplication, the making of a Permitted Investment;

(l)       any involuntary loss, damage or destruction of property; and

(m)       Dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any Disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed (x) in any Fiscal Year, $250,000 or (y) in an aggregate amount during the term of this Agreement, $500,000;

provided that the Net Cash Proceeds of such Dispositions (1) in the case of clauses (i) and (m) above, do not exceed $250,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(v) or applied as provided in Section 2.05(c)(viii). Notwithstanding the foregoing, no Borrower may sell or otherwise dispose of Borrowing Base Assets except for Eligible Inventory in the ordinary course of business.

"Permitted Indebtedness" means:

(a)                any Indebtedness owing to any Secured Party under this Agreement and the other Loan Documents;

(b)               any other Indebtedness listed on Schedule 7.02(b), and the Permitted Refinancing thereof;

(c)                Indebtedness evidenced by Capitalized Lease Obligations, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $1,000,000 at any time outstanding;

(d)               Indebtedness permitted by clause (e) of the definition of "Permitted Liens";

(e)                Permitted Intercompany Advances;

(f)                Indebtedness incurred in the ordinary course of business under performance, surety, statutory and appeal bonds and similar obligations;

(g)               Indebtedness (i) owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year or (ii) in respect of workers' compensation claims, self-insurance obligations and bankers' acceptances;

(h)               the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes;

(i)                 Indebtedness incurred by Parent or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrowers or any such Subsidiary pursuant to such agreements (including for avoidance of doubt, agreements made in connection with the Denville Sale and the Acquisition Agreement), in connection with permitted dispositions of any business, assets or Subsidiary of Parent or any of its Subsidiaries;

(j)                 Indebtedness of any Loan Party incurred in connection with the purchase of Equity Interests from employees who have ceased their employment with such Loan Party so long as such Indebtedness has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by documentation that is in form and substance satisfactory to the Agents;

(k)               Indebtedness of either Parent or any of their Subsidiaries under Hedging Agreements that are incurred for the bona fide purpose of hedging the foreign currency and interest rate risks associated with such Loan Party's operations and not for speculative purposes;

(l)                 Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(m)             Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n)               guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Parent and its Subsidiaries;

(o)               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) business days;

(p)               Guaranties by any Loan Party of the Indebtedness of another Loan Party, to the extent such guarantied Indebtedness is otherwise Permitted Indebtedness; and

(q)               other Indebtedness of the Loan Parties and their Subsidiaries which is unsecured in an aggregate amount not to exceed at any time $1,000,000.

"Permitted Intercompany Advances" means loans made by (a) a Loan Party to a US Loan Party, (b) a non-Loan Party Subsidiary of Parent to another non-Loan Party Subsidiary of Parent, (c) a non-Loan Party Subsidiary of Parent to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement and (d) a Loan Party to a non-Loan Party Subsidiary or a Foreign Loan Party so long as (with respect to this clause (d)) (i) the aggregate amount of all such loans made by the Loan Parties does not exceed $750,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing before or after giving effect to such loan, and (iii) the sum of Availability plus Qualified Cash is not less than $10,000,000 after giving effect to such loan.

"Permitted Intercompany Dispositions" means Dispositions of assets from (a) a non-Loan Party to another non-Loan Party, (b) any Loan Party to a US Loan Party, (c) the Loan Parties to non-Loan Parties and the Foreign Loan Parties to the extent not exceeding $250,000 in the aggregate in any Fiscal Year so long as such transactions are permitted by Section 7.02(j), and (d) non-Loan Parties to Loan Parties to the extent not exceeding $250,000 in the aggregate in any Fiscal Year and so long as such transactions are permitted by Section 7.02(j).

"Permitted Investments" means:

(a)                Investments in cash and Cash Equivalents;

(b)               Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)                advances made in connection with purchases of goods or services in the ordinary course of business;

(d)               Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)                Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f)                Permitted Intercompany Advances;

(g)               the Acquisition;

(h)               loans and advances to employees and to sales representatives of Parent and its Subsidiaries in each case made in the ordinary course of business, provided that the aggregate principal amount of all such loans and other advances shall not exceed $100,000 in the aggregate at any one time outstanding (it being understood that monthly prepaid commissions to independent sales representatives are not considered loans or advances for purposes hereof);

(i)                 Investments received as the non-cash portion of consideration received in connection with a Permitted Disposition described in clause (j) of such definition;

(j)                 Investments consisting of non-cash loans made by Parent to officers, directors and employees of a Loan Party which are used by such Persons to purchase simultaneously Equity Interests of Parent;

(k)               payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business in an amount not to exceed $100,000 at any time outstanding;

(l)                 Investments held by a Subsidiary acquired after the Effective Date or of a Person merged or amalgamated with or into a Borrower or another Loan Party in accordance with Section 7.02(c)(i) after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(m)             other Investments in an aggregate amount not to exceed at any time $500,000;

(n)               to the extent not exceeding $250,000 in the aggregate at any time, Investments (i) acquired in connection with the good faith settlement of delinquent Accounts Receivable in the ordinary course of business and consistent with past practices, (ii) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business or (iii) received in compromise or resolution of litigation, arbitration or other disputers with Persons who are not Affiliates;

(o)               to the extent deemed an investment and without any duplication, any guaranty that qualifies as a Permitted Indebtedness;

(p)               Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Parent (or any direct or indirect parent of the Borrowing Agent);

(q)               security deposits provided to landlords, utility companies and governmental authorities in the ordinary course of business;

(r)               loans to the Parent in lieu of any payment permitted to be made to the Parent pursuant to Section 7.02(h);

(s)                loans to employees of the Loan Parties to enable them to purchase Equity Interests of the Parent or one of its Subsidiaries, so long as the transaction is consummated on a non-cash basis; and

(t)                 Permitted Acquisitions.

"Permitted Liens" means:

(a)                Liens securing the Obligations;

(b)               Liens for taxes, assessments, levies and governmental charges the payment of which is not required under Section 7.01(c);

(c)                Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 45 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)               Liens described on Schedule 7.02(a), provided that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than pursuant to a Permitted Refinancing;

(e)                (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $1,000,000;

(f)                deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations in respect of customs, stay, performance, utility, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due or are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(g)               encroachments, easements, servitudes, covenants, conditions, restrictions, zoning restrictions and similar encumbrances on Real Property and irregularities in the title thereto that do not (i) secure obligations for the payment of money (other than with respect to real estate taxes or mechanics' liens with respect to amounts not yet due and payable); (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business; or (iii) are disclosed in any applicable title insurance policy provided to and accepted by the Collateral Agent;

(h)               Liens of landlords and mortgagees of landlords (i) arising by statute, common law or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the Real Property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)                 Liens on Real Property or equipment securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness;

(j)                 any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement entered into in the ordinary course of a Loan Party's business;

(k)               licenses, sublicenses, leases and subleases granted to third Persons in the ordinary course of a Loan Party's business not interfering in any material respect with the business of any Loan Party;

(l)                 judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(k);

(m)             right of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(n)               Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)               Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent such financing is permitted under the definition of Permitted Indebtedness;

(p)               other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $100,000;

(q)               Liens arising from precautionary uniform commercial code or PPSA financing statements filed under any operating lease permitted by this Agreement;

(r)                 Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(s)                Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(t)                 Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Indebtedness of the type described in clause (g) of the definition of "Permitted Indebtedness" financing the premiums payable in respect of insurance policies issued by such insurers; provided that such Liens attach solely to returned premiums in respect of such policies.

"Permitted Refinancing" means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)                after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(b)               such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c)                such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)               the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

"Person" means an individual, corporation, limited liability company, unlimited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Petty Cash Accounts" shall mean deposit accounts that do not contain amounts at any time in an aggregate amount in excess of $10,000 for any one account and $75,000 in the aggregate for all such accounts.

"PNC" means PNC Bank, National Association.

"PNC Base Rate" means the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

"PPSA" means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Collateral Agent’s Liens in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, "PPSA" shall mean those personal property security laws in such other jurisdiction (including, as applicable, the Civil Code of Québec) for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

"Pro Rata Share" means:

(a)                with respect to a Lender's (x) obligation to make Revolving Loans and receive payments of interest, fees, and principal with respect thereto and (y) obligations to participate in Letters of Credit and Reimbursement Obligations with respect to Letters of Credit, to reimburse the L/C Issuer with respect to Letters of Credit, and right to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Agent Advances) and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances) and Letter of Credit Obligations; provided further, however, that if all of the Revolving Loans have been paid in full and Letters of Credit remain outstanding, Pro Rata Share for purposes of clause (y) above shall be determined as if the Revolving Credit Commitments had not been terminated or reduced to zero and based upon the Revolving Credit Commitments as they existed immediately prior to their termination or reduction to zero;

(b)               with respect to a Lender's obligation to make the Term Loans on the Effective Date and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Term Loans made pursuant to such Lender's Total Term Loan Commitment and the denominator shall be the unpaid principal amount of all Term Loans made pursuant to the Lenders' Total Term Loan Commitment; and

(c)                with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment and the unpaid principal amount of such Lender's portion of the Term Loans, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loans, provided that, if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Agent Advances) and its interest in the Letter of Credit Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances) and Letter of Credit Obligations.

"Proceeds" means (a) all "proceeds" (as defined in Article 9 of the Uniform Commercial Code or the PPSA, as applicable) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

"Processor Letter" means any letter agreement substantially in the form attached hereto as Exhibit H between any Loan Party and any Credit Card Issuer or Credit Card Processor in favor of the Collateral Agent acknowledging the Collateral Agent's first priority security interest in the monies due and to become due to such Loan Party (including, without limitation, credits and reserves) under the applicable Credit Card Agreement between such Loan Party and such Credit Card Issuer or Credit Card Processor, and agreeing to transfer all such amounts to a Cash Management Account subject to a Control Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Projections" means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vii).

"Published Rate" means the rate of interest published each Business Day in the Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Administrative Agent).

“Purchase Price” means, with respect to any Specified Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Specified Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty or licensing payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Specified Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Specified Acquisition.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the US Loan Parties that is subject to a Cash Management Agreement in an aggregate amount not exceeding $1,000,000.

"Qualified ECP Loan Party" means each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the Commodity Exchange Act and Commodity Futures Trading Commission regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

"Real Property" means all real (immovable) property owned or leased by any Borrower or any Guarantor.

"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of each Facility:

(a)                a Mortgage duly executed by the applicable Loan Party,

(b)               evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c)                a Title Insurance Policy or bring-down of any existing Title Insurance Policy (as applicable) with respect to each Mortgage, dated as of the date such Title Insurance Policy is required to be delivered to the Collateral Agent;

(d)               a current ALTA survey and a surveyor's certificate (or certificate of location, as applicable), in form and substance reasonably satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a licensed professional surveyor reasonably satisfactory to the Collateral Agent;

(e)                a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility's compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws;

(f)                a customary opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(g)               a Phase I Environmental Site Assessment and reliance letter with respect to such Real Property, prepared by a company reasonably satisfactory to the Collateral Agent;

(h)               such documentation and information reasonably requested by either Agent to ensure that each Lender is in compliance with the Flood Laws applicable to any real property that is subject to a Mortgage, including, but not limited to, providing the Agents with the address and/or GPS coordinates of each structure on any real property that is or will be subject to a Mortgage in favor of Collateral Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to or upon such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws; and

(i)                 such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

"Recipient" means the Administrative Agent and any Lender or L/C Issuer.

"Reference Bank" means the Bank, its successors or any other commercial bank designated by the Administrative Agent to the Borrowing Agent from time to time.

"Reference Rate" means, for any day, a rate per annum equal to the highest of (a) 4.25% per annum with respect to solely the Revolving Loans, (b) the PNC Base Rate in effect on such day, (c) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%) per annum, and (d) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%) per annum, so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

"Register" has the meaning specified therefor in Section 12.07(d).

"Registered Intellectual Property" means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

"Regulation T, U or X" means Regulation T, Regulation U and Regulation X, in each case, of the Board or any successor, individually or collectively, as the context requires, as the same may be amended or supplemented from time to time.

"Reimbursement Obligations" has the meaning specified therefor in Section 3.04(b).

"Reinvestment Eligible Funds" means (a) the Net Cash Proceeds which, but for the application of Section 2.05(c)(viii), would be required to be used to prepay the Term Loan pursuant to Section 2.05(c)(v), or (b) Extraordinary Receipts consisting of insurance or condemnation proceeds paid as the result of loss, destruction, casualty, condemnation or expropriation which, but for the application of Section 2.05(c)(viii), would be required to be used to prepay the Term Loan pursuant to Section 2.05(c)(vii); provided that the amounts referred to in clause (a) above shall not exceed $100,000 in the aggregate in any Fiscal Year.

"Reinvestment Notice" has the meaning specified therefor in Section 2.05(c)(viii).

"Reinvestment Period" has the meaning specified therefor in Section 2.05(c)(viii).

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Related Party Assignment" has the meaning specified therefor in Section 12.07(b).

"Related Party Register" has the meaning specified therefor in Section 12.07(d).

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the environment.

"Remedial Action" means all actions required by Environmental Laws taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, investigate or in any other way address Hazardous Materials in the environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.

"Report" has the meaning specified therefor in Section 10.13(a).

"Reportable Compliance Event" means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations that leads the Covered Entity to conclude that there is an actual violation of any applicable Anti-Terrorism Law.

"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

"Required Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (d) of the definition thereof) aggregate more than 50%.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, municipal, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserve Percentage" means as of any day the maximum percentage (expressed as a decimal) in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

"Reserves" means, on any day, the sum (without duplication of any other reserve or eligibility criteria) of the following, in each case as determined by the Administrative Agent in its Permitted Discretion (a) the aggregate amount of liabilities secured by Liens (other than Permitted Liens) upon Collateral that are senior to the Administrative Agent's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (b) amounts to reflect events, conditions, contingencies or risks which, as determined by the Administrative Agent in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, the ability of Administrative Agent to realize upon the Collateral of the type that is included in the Borrowing Base; (c) amounts to reflect the Administrative Agent's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Loan Party to any Agent is or may have been incomplete, inaccurate or misleading in any material respect (to the extent thereof); or (d) amounts in respect of any state of facts which the Administrative Agent determines in its Permitted Discretion constitutes an Event of Default. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent in its Permitted Discretion, it being understood and agreed that such Reserves may include (i) Dilution Reserves; (ii) payroll reserves (provided that, other than during the continuance of an Event of Default, payroll reserves shall not exceed at any time the accrued and unpaid payroll amount (including payroll taxes and other withholdings)), (iii) Bank Product Reserves and (iv) Canadian Priority Payables Reserves; provided, that, for the avoidance of doubt, the Administrative Agent shall not establish any Reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Accounts.

"Restricted Payments" has the meaning specified therefor in Section 7.02(h).

"Revolver Priority Collateral" means Collateral constituting (a) Inventory (including rights in all returned or repossessed Inventory of the Loan Parties), (b) Accounts Receivable that arise from the sale, leasing, assignment or other disposition of Inventory or the rendition of services, or from the licensing of, or similar arrangements relating to, patents, trademarks, copyrights and other intellectual property in the ordinary course of business, (c) Collateral Records, (d) Deposit Accounts (other than amounts therein constituting (A) amounts from Foreign Subsidiaries, but in the case of Collateral of any Foreign Loan Party, such Collateral will be determined pursuant to the other provisions of this definition or (B) identifiable Proceeds of Term Priority Collateral), (e) to the extent evidencing or relating to any of the foregoing, supporting obligations, letter of credit rights, payment intangibles and documents (as each such term is defined in the Uniform Commercial Code) and documents of title (as defined in the PPSA), and (f) all Proceeds and products (whether tangible or intangible) of the foregoing, including Proceeds of insurance covering any or all of the foregoing, in each case to the extent they relate to clauses (a) through (e) above. For the avoidance of doubt, Revolver Priority Collateral shall not include (i) patents, trademarks, copyrights, other intellectual property or any other asset acquired with cash proceeds thereof except to the extent such asset acquired is described in clauses (a) through (e) above, (ii) during the continuance of an Event of Default, proceeds of business interruption insurance and (iii) Proceeds of Revolving Loans.

"Revolver Priority Collateral Proceeds" means the Proceeds of Revolver Priority Collateral.

"Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Lender's name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Revolving Loan" means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(i).

"Revolving Loan Lender" means a Lender with a Revolving Credit Commitment or a Revolving Loan.

"Revolving Loan Obligations" means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Sale and Leaseback Transaction" means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

"Sanctioned Country" mean a country subject to a sanctions program under any Anti-Terrorism Law.

"Sanctioned Person" means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Secured Party" means any Agent, any Lender, any Bank Product Provider and the L/C Issuer.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Security Agreement" means a Pledge and Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

"Security Documents" means, collectively, any Security Agreement, the Foreign Security Documents, any IP Security Agreement, any Mortgage, any Cash Management Agreement, and any other agreement executed and delivered by a Loan Party which purports to grant a Lien to any Collateral Agent for the benefit of the Secured Parties, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time, securing all or any portion of the Obligations as set forth therein.

"Securitization" has the meaning specified therefor in Section 12.07(j).

"Seller" means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

"Senior Officer" means, with respect to any Person, such Person's chief executive officer, chief financial officer, chief operating officer, secretary or President (or any other officer of such Person acting in any capacity similar to the foregoing).

"Settlement Period" has the meaning specified therefor in Section 2.02(d)(i) hereof.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital and (f) such Person is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).

"Specified Acquisition" means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

"Standard & Poor's" means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

"Statutory Plans" means any statutory benefit plans that any Canadian Loan Party is required to participate in or comply with, including the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively, and plans administered pursuant to applicable workplace safety insurance workers’ compensation and employment insurance legislation.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Agents and the Required Lenders which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agents and the Required Lenders, or (b) otherwise on terms and conditions satisfactory to the Agents and the Required Lenders.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

"SVB Facility" means that certain Amended and Restated Loan and Security Agreement, dated as of April 26, 2016, by and between Silicon Valley Bank, a California corporation, as bank, and Data Sciences International, Inc., as borrower.

"Swap" means any "swap" as defined in Section 1a(47) of the Commodity Exchange Act and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the Commodity Exchange Act, or (b) a commodity option entered into pursuant to Commodity Futures Trading Commission Regulation 32.3(a).

"Swap Obligation" means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Hedge Agreement.

"Target" has the meaning specified therefor in the preamble hereto.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan" and "Term Loans" means, the Term Loans made on the Effective Date by the Term Loan Lenders to the Borrowers pursuant to Section 2.01(a)(ii).

"Term Loan Lender" means a Lender with a Term Loan Commitment or a Term Loan.

"Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrowers on the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading "Term Loan Commitment" , as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan Obligations" means any Obligations with respect to the Term Loans (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Term Priority Collateral" means all Collateral other than Revolver Priority Collateral.

"Term Priority Collateral Proceeds" means the Proceeds of the Term Priority Collateral.

"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA, (c) the filing of a notice of intent to terminate an Employee Plan in a non-standard termination or the treatment of an Employee Plan amendment as a non-standard termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

"Total Commitment" means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

"Total Revolving Credit Commitment" means the sum of the amounts of the Lenders' Revolving Credit Commitments.

"Total Term Loan Commitment" means the sum of the amounts of the Lenders' Term Loan Commitments.

"Transaction Documents" means the Loan Documents and the Acquisition Documents.

"Transactions" means, collectively, the transactions to occur on or about the Effective Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition, (b) the execution, delivery and performance of the Loan Documents and the making of the Loans hereunder, (c) the refinancing of existing indebtedness of the Borrowers and (d) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

"Transferee" has the meaning specified therefor in Section 2.09(a).

"Treasury Regulations" means the United States Treasury regulations issued from time to time.

"US Loan Parties" means the Loan Parties that are not the Canadian Loan Parties or the UK Loan Parties.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning specified therefor in Section 2.09(e)(ii)(B)(3).

"UCP 600" has the meaning specified therefor in Section 3.02(b).

"UK Loan Parties" means Biochrom Ltd. and Data Sciences UK (MN) Limited, each of which is party hereto as a Guarantor.

"UK Security Documents" means those documents listed on Schedule 1.01(C) hereto and any other agreement governed by the laws of England and Wales which are required by the Collateral Agent and which are entered into at any time by any Loan Party in connection with this Agreement.

"Uniform Commercial Code" or "UCC" has the meaning specified therefor in Section 1.04.

"United Kingdom" means the United Kingdom of Great Britain and Northern Ireland.

"Unused Line Fee" has the meaning specified therefor in Section 2.06(a).

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006).

"WARN" has the meaning specified therefor in Section 6.01(z).

"Withholding Agent" means any Loan Party and the Administrative Agent.

"Working Investment" means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts Receivable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

Section 1.02        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and (f) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). Any reference to cash and Cash Equivalents with respect to which the Collateral Agent is the depositary or securities intermediary, or any combination thereof shall be construed to mean cash and Cash Equivalents on deposit with or in securities accounts with Collateral Agent only to the extent the Collateral Agent is a depositary bank or registered securities intermediary.

Section 1.03        Certain Matters of Construction. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the Required Lenders or by each Lender affected thereby, or by all Lenders, as applicable. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent (or any subagent or designee or delegee of any Agent), any agreement entered into by any Agent (or any subagent or designee or delegee of any Agent) pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent (or any subagent or designee or delegee of any Agent) pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent (or any subagent or designee or delegee of any Agent), shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of (and in the case of the UK Security Documents, in trust for) the Agents, the L/C Issuer and the Lenders (including each Bank Product Provider). Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, unless otherwise indicated, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of any Loan Party or (ii) the knowledge that a Senior Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04        Accounting and Other Terms.

(a)                Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements except as noted in the definition of GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)               All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code" or the "UCC") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine, and provided further that terms defined in the PPSA and which are not otherwise defined herein shall, to the extent the PPSA applies, have the meanings given in the PPSA.

(c)                Notwithstanding anything in the Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective.

Section 1.05        Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

Section 1.06        Obligation to Make Payments in Dollars. All payments to be made by any Loan Party of principal, interest, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds. Unless otherwise stated, all calculations, comparisons, measurements and determinations under the Loan Documents shall be made in Dollars. For the purpose of such calculations, comparisons, measurements and determinations, amounts denominated in currencies other than Dollars shall be converted to Dollars on the date of such calculation, comparison, measurement or determination by the Agents in accordance with their normal practices.

Section 1.07        Québec Interpretation. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) "personal property" shall be deemed to include "movable property", (b) "real property" shall be deemed to include "immovable property", (c) "tangible property" shall be deemed to include "corporeal property", (d) "intangible property" shall be deemed to include "incorporeal property", (e) "security interest", "mortgage" and "lien" shall be deemed to include a "hypothec" (either legal or conventional), "prior claim" and a resolutory clause, (f) all references to filing, registering or recording under the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to "perfection" of or "perfected" liens or security interest shall be deemed to include a reference to an "opposable" or "set up" lien or security interest as against third parties, (h) any "right of offset", "right of setoff" or similar expression shall be deemed to include a "right of compensation", (i) "goods" shall be deemed to include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, (j) an "agent" shall be deemed to include a "mandatary", (k) "construction liens" shall be deemed to include "legal hypothecs"; (l) "joint and several" shall be deemed to include "solidary"; (m) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault"; (n) "beneficial ownership" shall be deemed to include "ownership on behalf of another as mandatary"; (o) "easement" shall be deemed to include a "servitude"; (p) "priority" shall be deemed to include "rank"; (q) "survey" shall be deemed to include "certificate of location and plan"; (r) "fee simple title" shall be deemed to include "absolute ownership". The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.

Article II

THE LOANS

Section 2.01        Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)                 each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the lesser of (x) the amount of such Lender's Pro Rata Share of the Maximum Revolving Loan Amount, and (y) the amount of such Lender's Pro Rata Share of the then current Borrowing Base; and

(ii)               each Term Loan Lender agrees, severally and not jointly, to make or cause to be made on the Effective Date, a Term Loan to the Borrowers in an aggregate principal amount not to exceed its Term Loan Commitment and the Term Loans of all Lenders made on the Effective Date shall be in an aggregate principal amount not to exceed the Total Term Loan Commitment.

(b)               Notwithstanding the foregoing:

(i)                 The aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the lower of (A) the difference between (x) the Total Revolving Credit Commitment and (y) the aggregate Letter of Credit Obligations and (B) the difference between (x) the then current Borrowing Base and (y) the aggregate Letter of Credit Obligations. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, the applicable Revolving Loans on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii)               The aggregate principal amount of all Term Loans made on the Effective Date pursuant to this Agreement shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loans which is repaid or prepaid may not be reborrowed.

(iii)             The aggregate principal amount of all Loans outstanding at any time to the Borrowers shall not exceed the Total Commitment.

Section 2.02        Making the Loans. (a) The Borrowing Agent shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit B hereto (a "Notice of Borrowing")), not later than 12:00 noon (New York City time) on the date which is 3 Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing, in its sole discretion, to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan), it being understood and agreed that with respect to the Term Loan to be funded on the Effective Date, the Borrowing Agent shall be permitted to deliver, and the Administrative Agent shall accept, a Notice of Borrowing dated one (1) Business Day prior to the Effective Date. Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount and type of the proposed Loan, (ii) in the case of Loans requested on the Effective Date, whether such Loan is requested to be a Revolving Loan or the Term Loan, (iii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iv) the use of the proceeds of such proposed Loan and (v) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loans, must be the Effective Date. If no election as to the type of Loan is specified, then the requested Loan shall be a Reference Rate Loan. If no Interest Period is specified with respect to any requested LIBOR Rate Loan, then the Borrowing Agent shall be deemed to have selected an Interest Period of one month's duration. Each Loan shall be made in Dollars. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrowing Agent (or from any Authorized Officer thereof designated in writing purportedly from the Borrowing Agent to the Administrative Agent). The Borrowers hereby waive the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on the authority of any Authorized Officer of the Borrowing Agent to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)               Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $500,000 and shall be in an integral multiple of $250,000.

(c)                (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment and the Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii)               Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the Lenders, the Borrowers, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (A) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan (so long as such written notice has been received in sufficient time to permit the Administrative Agent to avoid completing such funding), and (B) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrowing Agent gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent's Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent's Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrowing Agent.

(iii)             If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of such Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrowing Agent of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv)             Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d)               (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender's initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the Total Revolving Credit Commitment of the difference in immediately available funds. In the event that such amount is less than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the Total Revolving Credit Commitment of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender's interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii)               In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrowing Agent of such failure and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03        Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b)               The Term Loan shall be repayable in consecutive quarterly installments, each of which shall be in an amount equal to (i) during the period from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, $400,000 per quarter, (ii) during the period from and after the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, $600,000 per quarter and (iii) thereafter, $800,000 per quarter, each such installment to be due and payable, in arrears, on the first day of each quarter and applied ratably to the Term Loans, commencing on March 31, 2018, and ending on the Final Maturity Date. The remaining outstanding unpaid principal amount of the Term Loan and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the termination of the Total Revolving Credit Commitment, (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof and (iii) the Final Maturity Date.

(c)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)               The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(e)                The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f)                Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrowing Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.04        Interest.

(a)                Revolving Loans. Subject to the terms of this Agreement, at the option of the Borrowing Agent, each Revolving Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such Loan is made until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such Loan is made until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b)               Term Loan. Subject to the terms of this Agreement, at the option of the Borrowing Agent, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such Term Loan is made until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c)                Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default and so long as written notice is provided by an Agent to the Borrowing Agent, at the election of any Agent or the Required Lenders, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations (in each case other than outstanding Letter of Credit Obligations) of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate. All interest and other amounts payable pursuant to this Section 2.04(c) shall be payable on demand.

(d)               Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e)                General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

(f)                Canadian Interest Provisions. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document:

(i)                 whenever interest payable by any Loan Party is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation;

(ii)               in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada), as the same shall be amended, replaced or re-enacted from time to time (the “Criminal Code Section”)) payable (whether by way of payment, collection or demand) by any Canadian Loan Party to Agents or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section and the amount of such payment or collection shall be refunded by Agents and Lenders to the Loan Parties with such “interest” deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section to result in a receipt by Agents or such Lender of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amounts or rates of interest required to be paid to Agents or that Lender; and then, by reducing any fees, charges, expenses and other amounts required to be paid to the affected Agent or Lender which would constitute “interest”. Notwithstanding the foregoing, and after giving effect to all such adjustments, if Agents or any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then Loan Parties shall be entitled, by notice in writing to the Agent or affected Lender, to obtain reimbursement from Agent or that Lender in an amount equal to such excess. For the purposes of this Agreement and each other Loan Document to which Loan Parties are a party, the effective annual rate of interest payable by Loan Parties shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Institute of Actuaries appointed by Agents for the account of Loan Parties will be conclusive for the purpose of such determination in the absence of evidence to the contrary,

(iii)             all calculations of interest payable under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest, and

(iv)             any provision of this Agreement that would oblige Loan Parties to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables located in Canada that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to Loan Parties, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

Section 2.05        Reduction of Commitment; Prepayment of Loans.

(a)                Reduction of Commitments.

(i)                 Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrowers may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrowing Agent under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn; provided that in no event may the Total Revolving Credit Commitment be reduced to less than $10,000,000 unless it is reduced to zero. Each such reduction shall be (1) in an amount which is an integral multiple of $1,000,000 (or by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than 5 Business Days' prior written notice to the Administrative Agent and (3) irrevocable unless such notice expressly conditions such reduction on the consummation of a transaction which is contemplated to result in a reduction of the Total Revolving Credit Commitment, in which event, such notice may be revocable or conditioned upon the consummation of such transaction. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii)               Term Loan. The Total Term Loan Commitment shall terminate on the earlier of (i) the making of the Term Loan on the Effective Date and (ii) 5:00 p.m. on the Effective Date.

(b)               Optional Prepayment.

(i)                 Revolving Loans. The Borrowers may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part.

(ii)               Term Loan. The Borrowers may, at any time and from time to time, upon at least 5 Business Days' prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part; provided that, immediately after giving effect to such prepayment, Availability shall not be less than $3,750,000. Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on such Term Loan in the inverse order of maturity.

(iii)             Termination of Agreement. The Borrowers may, upon at least 5 Business Days' prior written notice to the Agents, terminate this Agreement by Paying in Full to the Administrative Agent, in cash, the Obligations, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement; provided that such notice of termination may provide that is conditioned upon the consummation of a transaction which is contemplated to result in a termination of this Agreement, in which event, such notice may be revoked or conditioned upon the consummation of such transaction. When all Obligations hereunder which are accrued and payable have been Paid In Full or satisfied, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

(c)                Mandatory Prepayment.

(i)                 The Borrowers will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus the outstanding amount of all Letter of Credit Obligations exceeds any of the limits set forth in Section 2.01(b)(i) to the full extent of such excess. On each day that any Revolving Loans or Letters of Credit are requested by the Borrowers, the Borrowers shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as set forth in the Borrowing Base Certificate most recently delivered to the Agents equals or exceeds the aggregate principal amount of all Revolving Loans and Letter of Credit Obligations outstanding on such day. If at any time after the Borrowers have complied with the first sentence of this Section 2.05(c)(i), the aggregate Letter of Credit Obligations are greater than the then current Borrowing Base, the Borrowers shall provide Cash Collateral equal to such excess to the Administrative Agent, which Cash Collateral shall be, returned to the Borrowers, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the then current Borrowing Base.

(ii)               The Borrowers will immediately prepay the outstanding principal amount of the Term Loan, accompanied by the payment of the Applicable Prepayment Premium, if any, in the event that the Total Revolving Credit Commitment is terminated for any reason.

(iii)             The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent's Account, to the payment, in whole or in part, of the outstanding principal amount of the Loans in accordance with the terms of this Agreement.

(iv)             Within ten days of the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2018 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall, prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to the result of (to the extent positive) (1) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year, minus (2) the aggregate principal amount of all payments made by the Borrowers pursuant to Section 2.05(b) for such Fiscal Year (in the case of payments made by the Borrowers pursuant to Section 2.05(b)(i), only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments).

(v)               Subject to clause (viii) below, within three (3) Business Days after (x) any Disposition (excluding Dispositions permitted under clauses (a), (b), (c), (e), (f), (g), (h), (j) and (k) of the definition of Permitted Dispositions) by any Loan Party or its Subsidiaries or (y) the receipt of any proceeds in respect of the Denville Earn-out by any Loan Party or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition or the Denville Earn-out, as applicable, in the case of such Dispositions to the extent that the aggregate amount of Net Cash Proceeds received by the Loan Parties (and not paid to the Administrative Agent as a prepayment of the applicable Loans) shall exceed $500,000 in any Fiscal Year. Nothing contained in this Section 2.05(c)(v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(iii).

(vi)             Within one (1) Business Day of any Loan Party or any of its Subsidiaries' receipt of the Net Cash Proceeds from any issued or incurred Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance including any issuance of Permitted Cure Equity (other than any Excluded Equity Issuances), the Borrowers shall prepay the outstanding amount of the Obligations in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vii)           Subject to clause (viii) below, within three (3) Business Days of the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in an amount exceeding $250,000 in any Fiscal Year, the Borrowers shall prepay the outstanding principal of the Obligations in accordance with clause (d) below an amount equal to 100% of the Net Cash Proceeds in excess of $250,000 received by such Person in connection therewith.

(viii)         Notwithstanding the foregoing, the Borrowers shall not be required to make a prepayment otherwise required pursuant to Section 2.05(c)(v) or Section 2.05(c)(vii) with Reinvestment Eligible Funds so long as: (I) if the receipt of Reinvestment Eligible Funds did not arise from a disposition of or a casualty or condemnation of any property or assets, such Reinvestment Eligible Funds shall be used to replace, repair or restore properties or assets constituting property, plant or equipment, (II) no Default or Event of Default has occurred and is continuing on the date such Person receives such Reinvestment Eligible Funds, (III) the Borrowing Agent notifies the Administrative Agent (the "Reinvestment Notice") within 10 days after such Disposition or loss (the "Reinvestment Period") of the intent of the applicable Person to use such Reinvestment Eligible Funds to purchase, replace, repair or restore properties or assets used in such Person's business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Reinvestment Eligible Funds and (IV) such Reinvestment Eligible Funds are deposited in a Controlled Deposit Account; provided that, if all or any portion of such Reinvestment Eligible Funds are not used in accordance with this Section 2.05(c)(viii) within the period specified in the Reinvestment Notice, the remaining portion shall be applied to the prepay the Obligations in accordance with Section 2.05(c)(v) or Section 2.05(c)(vii) as applicable.

(d)               Application of Payments. Each prepayment pursuant to subsections (c)(iv), (c)(v), (c)(vi) and (c)(vii) above shall be applied as follows:

(i)                 the proceeds from any prepayment event set forth in Section 2.05(c)(v) pursuant to (x) any Disposition of any Revolver Priority Collateral or (y) any Extraordinary Receipts consisting of an insurance policy or condemnation award with respect to Revolver Priority Collateral (including, without limitation, proceeds of business interruption insurance, but only to the extent no Event of Default shall have occurred and be continuing) shall be applied (A) first, to the Revolving Loans until paid in full, without a corresponding permanent reduction in the Total Revolving Credit Commitment and (B) second, ratably to the Term Loans against the remaining installments of principal of the Term Loans in the inverse order of maturity;

(ii)               the proceeds from any prepayment pursuant to (x) any Disposition of any Term Priority Collateral or (y) any Extraordinary Receipts consisting of insurance policy or condemnation award with respect to Term Priority Collateral (including, without limitation, proceeds of business interruption insurance, but only to the extent that an Event of Default has occurred and is continuing) shall be applied (A) first, ratably to the Term Loans against the remaining installments of principal of the Term Loans in the inverse order of maturity until paid in full, and (B) second, to the Revolving Loans until paid in full;

(iii)             the proceeds from any prepayment pursuant to a Disposition of all or substantially all of the assets or Equity Interests of any Person or any insurance which Disposition or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, shall be applied in a manner mutually determined by the Agents acting reasonably and in good faith;

(iv)             the proceeds from any prepayment event set forth in Section 2.05(c)(iv), Section 2.05(c)(vi) (other than any proceeds applied pursuant to clause (d)(i) above) or Section 2.05(c)(vii) (other than proceeds from any Extraordinary Receipts consisting of insurance policy or condemnation award with respect to Revolver Priority Collateral) shall be applied, (A) first, ratably to the Term Loans against the remaining installments of principal of the Term Loans in the inverse order of maturity until paid in full, and (B) second, to the Revolving Loans until paid in full.

(v)               Notwithstanding the foregoing, (i) after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments and other Proceeds of Collateral in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b) and (ii) any Lender may decline to accept any mandatory prepayment described above, in which case, the declined amount of such prepayment shall be distributed, (a) with respect to any mandatory prepayment that is declined by a Term Loan Lender, first, to the prepayment of the Term Loans held by the Lenders that have elected to accept such declined amount based on their respective Pro Rata Shares, and second, to the repayment of the Revolving Loans then outstanding (without a corresponding permanent reduction of the Revolving Credit Commitment) and (b) with respect to any mandatory prepayment that is declined by a Revolving Loan Lender, first, to the repayment of the Revolving Loans then outstanding (without a corresponding permanent reduction of the Revolving Credit Commitment) held by the Lenders that have elected to accept such declined amount based on their respective Pro Rata Shares, and second, to the prepayment of the Term Loans held by the Lenders that have elected to accept such declined amount based on their respective Pro Rata Shares.

(e)                Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (c)(i) and (c)(iii) of this Section 2.05) shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.07(e), (iii) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all other fees accrued to such date pursuant to Section 2.06.

(f)                Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06        Fees.

(a)                Unused Line Fee. From and after the Effective Date and until the Final Maturity Date, the Borrowers shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares (calculated in accordance with clause (a) of the definition thereof), monthly in arrears on the first day of each month commencing March 1, 2018, an unused line fee (the "Unused Line Fee"), which shall accrue at the rate per annum of 0.50% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time during the preceding month.

(b)               Applicable Prepayment Premium.

(i)                 In the event of (i) any reduction of the Total Revolving Credit Commitment pursuant to Section 2.05(a)(i), (ii) an optional prepayment of the Term Loans pursuant to Section 2.05(b)(ii), (iii) a mandatory prepayment of the Loans pursuant to Section 2.05(c)(v) or Section 2.05(c)(vi) or Section 2.05(c)(vii) (in connection with an Extraordinary Receipt described in clause (a), (c) or (e) of the definition thereof) or (iv) the termination of this Agreement at any time prior to the Final Maturity Date, for any reason, including (A) termination of this Agreement upon the election of the Required Lenders after the occurrence of any an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or Section 9.01(g), automatically upon the occurrence thereof), (B) foreclosure and sale of Collateral, (C) sale of Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such prepayments or such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, the Applicable Prepayment Premium, measured as of the date of any such prepayment or termination, as applicable.

(ii)               Any Applicable Prepayment Premium payable in accordance with this Section 2.06(b) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of an Applicable Prepayment Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii)             The Loan Parties expressly agree that: (A) the Applicable Prepayment Premium is reasonable and is the product of an arm's length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Prepayment Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and (F) the Applicable Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Prepayment Premium Trigger Event.

(iv)             Nothing contained in this Section 2.06(b) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(c)                Audit and Collateral Monitoring Fees. Each Loan Party acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any Loan Party or conduct audits, inspections or field examinations of any Loan Party and valuations or appraisals of any or all of the Collateral or business or enterprise valuations of the Loan Parties at any time and from time to time during normal business hours and so long as no Event of Default has occurred and is continuing, upon reasonable prior notice, in a manner so as to not unduly disrupt the business of such Loan Party. The Borrowers agree to pay (i) $1,300 per day per examiner plus the examiner's reasonable and documented out-of-pocket costs and reasonable expenses incurred in connection with all such visits, inspections, audits, valuations, appraisals and/or examinations and (ii) the reasonable cost of any Field Survey and Audit and any other visits, inspections, audits, valuations, appraisals and/or examinations conducted by a third party on behalf of the Agents. The foregoing notwithstanding, so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to reimburse the Agents or Lenders for more than two Field Survey and Audits and one inventory appraisal in any twelve month period.

(d)               Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

(e)                Letter of Credit Fees. The Borrowers shall pay (i) to the Administrative Agent, for the ratable benefit of the Revolving Loan Lenders, a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in clause (ii) below) which shall accrue at a rate per annum equal to the L/C Fee Rate in effect at such time, times the average daily balance of the Maximum Undrawn Amount of all outstanding Letters of Credit, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the Final Maturity Date, and (ii) to the L/C Issuer, a fronting fee of one quarter of one percent (0.250%) per annum, times the daily balance of the Maximum Undrawn Amount of all outstanding Letters of Credit, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the Final Maturity Date, together with any and all customary administrative, issuance, amendment, payment and negotiation charges (as per the L/C Issuer's standard fee schedule) with respect to any Letters of Credit and all fees and expenses as agreed upon by the L/C Issuer and the Borrowers in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Administrative Agent for any and all fees and expenses, if any, paid by the Administrative Agent to the L/C Issuer, which charges and fees shall be payable on demand or as otherwise mutually agreed upon by the Administrative Agent and the Borrowing Agent. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the L/C Issuer's prevailing charges for that type of transaction (all of the foregoing fees and charges in paragraphs collectively, the "Letter of Credit Fees"). Upon the occurrence and during the continuance of an Event of Default, the Letter of Credit Fees shall be increased by two (2.0) percentage points above the per annum rate otherwise applicable hereunder from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith. All such Letter of Credit Fees shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

Section 2.07        LIBOR Option.

(a)                In lieu of having interest charged at the rate based upon the Reference Rate, the Borrowers shall have the option (the "LIBOR Option") to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate. Each Interest Period of a LIBOR Rate Loan made to the Borrowers shall commence on the date such LIBOR Rate Loan is made and shall end on such date as the Borrowing Agent may elect as set forth in subsection 2.02(a) above; provided that no Interest Period shall end after the last day of the Final Maturity Date.

(b)               The Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan made to the Borrowers by its Notice of Borrowing given to the Administrative Agent pursuant to Section 2.02(a) or by its notice of conversion given to the Administrative Agent pursuant to Section 2.07(c), as the case may be. The Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Administrative Agent of such duration not later than 11:00 a.m. (New York City time) on the day which is not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If the Administrative Agent does not receive timely notice of the Interest Period elected by the Borrowing Agent, the Borrowers shall be deemed to have elected to convert such LIBOR Rate Loan to a Reference Rate Loan, subject to Section 2.07(c) herein below.

(c)                The Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan made to the Borrowers, or on any Business Day with respect to Reference Rate Loans, convert any such loan into a loan of another type (i.e., a Reference Rate Loan or a LIBOR Rate Loan) in the same aggregate principal amount, provided that any conversion of a LIBOR Rate Loan made to the Borrowers not made on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan shall be subject to Section 2.07(e). If the Borrowers desire to convert a Loan, the Borrowing Agent shall give the Administrative Agent a Notice of Borrowing by no later than 11:00 a.m. (New York City time) (i) on the day which is three (3) Business Days' prior to the date on which such conversion is to occur with respect to a conversion from a Reference Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Reference Rate Loan, specifying, in each case, the date of such conversion, the Loans to be converted and if the conversion is from a Reference Rate Loan to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(d)               Subject to Section 2.05(b), the Borrowers may prepay the LIBOR Rate Loans in whole at any time or in part from time to time, together with accrued interest on the principal being prepaid to the date of such repayment in the case of any LIBOR Rate Loan made to the Borrowers, and the Borrowing Agent shall specify the date of prepayment of Loans which are LIBOR Rate Loans, the Loan to which such prepayment is to be applied and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then-current Interest Period with respect thereto, the Borrowers shall indemnify the Administrative Agent and Lenders therefor in accordance with Section 2.07(e) hereof.

(e)                The Borrowers shall indemnify the Agents and Lenders and hold the Agents and Lenders harmless from and against any and all losses, costs or expenses, excluding the loss of any margin above the LIBOR Rates (such losses, costs and expenses, collectively, "Funding Losses") that the Agents and Lenders may sustain or incur as a consequence of any mandatory or voluntary prepayment, conversion of or any default by the Borrowers in the payment of the principal of or interest on any LIBOR Rate Loan or failure by the Borrowers to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by the Agents or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder (it being agreed that the Agents and Lenders shall be entitled to such indemnification on such basis whether or not they have obtained such funds to make or maintain its LIBOR Rate Loans hereunder, to be calculated in accordance with customary banking practices). A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender to the Borrowing Agent shall be conclusive absent manifest error.

(f)                Notwithstanding any other provision hereof, if any Requirement of Law, or any Change in Law, shall make it unlawful for any Lender (for purposes of this subsection (f), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders to make LIBOR Rate Loans hereunder shall forthwith be cancelled and the Borrowing Agent shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from the Administrative Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, the Borrowers shall pay the Administrative Agent, upon the Administrative Agent's request, such amount or amounts as may be necessary to compensate Lenders for any Funding Losses sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender to the Borrowing Agent shall be conclusive absent manifest error.

(g)               In the event that any Agent or any Lender shall have determined that:

(i)                 reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.02(a) hereof for any Interest Period; or

(ii)               dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Reference Rate Loan into a LIBOR Rate Loan, or

(iii)             at any time that a Default or an Event of Default has occurred and is continuing,

then upon notice of the same being given to the Administrative Agent, the Administrative Agent shall give the Borrowing Agent prompt written, telephonic or facsimile notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Reference Rate Loan, unless the Borrowing Agent shall notify the Administrative Agent no later than 1:00 p.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Reference Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Reference Rate Loan, or, if the Borrowing Agent shall notify the Administrative Agent, no later than 11:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Reference Rate Loan at the end of the applicable Interest Period. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and the Borrowers shall not have the right to convert a Reference Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

(h)               Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 2.08        [Reserved].

Section 2.09        Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings applicable to additional sums payable under this Section 2.09(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               In addition, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law (or, at the option of the Administrative Agent, timely reimburse it for any Other Taxes).

(c)                Without duplication of any obligation under Section 2.09(a), the Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. If the Borrowing Agent reasonably believes that any such Indemnified Taxes were not correctly or legally asserted, then at the Borrowing Agent’s request the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the applicable Loan Party in pursuing a refund of such Indemnified Taxes so long as such efforts would not, in the sole determination exercised in good faith of the Administrative Agent or affected Lender, result in any material additional costs, expenses or risks or be otherwise disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrowing Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)               As soon as practicable after the payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.09, such Loan Party or the Borrowing Agent shall deliver to the Administrative Agent the original or a copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                (1) Any Lender that is entitled to an exemption from or a reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Agent, at the time or times reasonably requested by the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Agent as will enable the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)                 Without limiting the generality of the foregoing,

(A)             any Lender that is a U.S. Person shall deliver to the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such treaty;

(2)               executed copies of IRS Form W-8ECI;

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN-E; or

(4)               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct or indirect partner; and

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowing Agent, for the benefit of the Loan Parties, and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowing Agent, a Loan Party or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming an exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowing Agent, a Loan Party or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(f)                Any Secured Party or assignee thereof, including a holder of a participation (a "Transferee") claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrowing Agent or to change the jurisdiction of its applicable lending office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if the making of such a filing, change or assignment would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Secured Party (or Transferee) to disclose any information such Secured Party (or Transferee) deems confidential and would not, in the sole determination of such Secured Party (or Transferee), be otherwise disadvantageous to such Secured Party (or Transferee).

(g)               If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of, or credit with respect to, any Taxes as to which it has been indemnified pursuant to this Section 2.09 including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.09(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.09(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.09(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.09(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)               If a payment made to a Lender (or Transferee) or any Agent under any Loan Document would be subject to U.S. withholding tax imposed by FATCA if such Lender (or Transferee) or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee) or Agent shall deliver to the Borrowing Agent and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrowing Agent or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowing Agent or the Agents as may be necessary for the Borrowing Agent and the Agents to comply with their obligations under FATCA and to determine that such Lender (or Transferee) or Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), "FATCA" shall include any amendments made to FATCA after the date of this Agreement. Any forms, certifications or other documentation under this clause (h) shall be delivered by each Lender (or Transferee) and each Agent.

(i)                 The obligations of the Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder until a date that is 30 days following the survival of the statute of limitations applicable to the relevant Tax. To the extent that the Borrowing Agent shall reasonably so request, the Administrative Agent shall deliver copies of any tax forms received by it from any Lender pursuant to this Section 2.09.

Section 2.10        Increased Costs and Reduced Return. (a) If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any Tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender or any Letter of Credit issued by the L/C Issuer (other than Taxes, duties or other charges that are (A) Indemnified Taxes, (B) Taxes described in any of clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)               If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, such Secured Party's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party's such other controlling Person's capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Secured Party's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Secured Party's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party's or such other controlling Person's capital.

(c)                All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrowing Agent, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)               Failure or delay on the part of any Secured Party to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Secured Party's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Secured Party pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Secured Party notifies the Borrowing Agent of the Change in Law giving rise to such increased costs or reductions and of such Secured Party's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11        Changes in Law; Impracticability or Illegality.

(a)                The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrowing Agent and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrowing Agent may, by notice to such affected Lender (i) require such Lender to furnish to the Borrowing Agent a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b)               In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Borrowing Agent and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrowing Agent shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c)                The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12        Mitigation Obligations; Replacement of Lenders.

(a)                If any Lender requires the Borrowers to pay any additional amounts under Section 2.09 or requests compensation under Section 2.10, then such Lender shall (at the request of the Borrowing Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If any Lender (other than CBF and its Related Funds) requires the Borrowers to pay any additional amounts under Section 2.09 or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender (other than CBF and its Related Funds) is a Defaulting Lender, then the Borrowing Agent may, at its sole expense and effort, upon notice to such Lender and the Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                 the Borrowers shall have paid to the Agents any assignment fees specified in Section 12.07;

(ii)               such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08 and Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)             in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)             such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above. If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance. Any such assignment shall be made in accordance with the terms of Section 12.07. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Article III

LETTERS OF CREDIT

Section 3.01        Letters of Credit. Subject to the terms and conditions hereof (including Section 2.01(b) hereof) and commencing on and after the ABL Commitment Date, the L/C Issuer shall issue or cause the issuance of standby and/or trade letters of credit for the account of any of the Borrowers or any of their Subsidiaries upon the request of the Borrowing Agent (each such letter of credit, a "Letter of Credit"), which such Letters of Credit shall be denominated in Dollars. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the lower of (i) (A) the Borrowing Base minus (B) the aggregate principal amount of all Revolving Loans then outstanding, or (ii) the Letter of Credit Sublimit; provided that, notwithstanding anything to the contrary contained in the foregoing or in any other provision hereof, no Letter of Credit shall be issued if after giving effect thereto, any of the credit limits set forth in Section 2.01(b) would be violated. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Loans and shall bear interest at the rate applicable to Revolving Loans that are Reference Rate Loans in accordance with Section 2.04. Letters of Credit that have not been drawn upon shall not bear interest.

Section 3.02        Issuance of Letters of Credit.

(a)                Subject to the terms hereof, the Borrowers may request the L/C Issuer to issue or cause the issuance of a Letter of Credit by delivering to the Administrative Agent, at the Payment Office, prior to 10:00 a.m. (New York City time), at least five (5) Business Days prior to the proposed date of issuance, the L/C Issuer's form of letter of credit application (the "Letter of Credit Application") completed to the reasonable satisfaction of the L/C Issuer, and such other certificates, documents and other papers and information as the L/C Issuer may reasonably request. The Borrowing Agent also has the right to give instructions and make agreements with the L/C Issuer with respect to any application, any applicable letter of credit and related security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, and the disposition of applicable documents, and to agree with the L/C Issuer upon any amendment, extension or renewal of any Letter of Credit.

(b)               Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit's date of issuance (or, in the case of any renewal or extension thereof, twelve (12) months after such renewal or extension) and in no event later than the date that is 15 days prior to the Final Maturity Date. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revision thereof adhered to by the Issuer ("UCP 600") or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) ("ISP98 Rules"), as determined by the L/C Issuer, and each trade Letter of Credit shall be subject to UCP 600.

(c)                The Administrative Agent shall use its reasonable efforts to notify the Lenders of the request by the Borrowing Agent for a Letter of Credit hereunder.

Section 3.03        Requirements For Issuance of Letters of Credit. The Borrowing Agent shall authorize and direct the L/C Issuer to name any applicable Borrower or any of their Subsidiaries as the "Applicant" or "Account Party" of each Letter of Credit. If the Administrative Agent is not the L/C Issuer of any Letter of Credit, the Borrowing Agent shall authorize and direct the L/C Issuer to deliver to the Administrative Agent all instruments, documents, and other writings and property received by the L/C Issuer pursuant to the Letter of Credit and to accept and rely upon the Administrative Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

Section 3.04        Disbursements, Reimbursement.

(a)                Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender's applicable Pro Rata Share (determined in accordance with paragraph (a) of the definition of "Pro Rata Share") of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)               In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the L/C Issuer will promptly notify the Borrowing Agent. Provided that it shall have received such notice by 12:00 noon (New York City time) with respect to any Letter of Credit, the Borrowers shall reimburse (such obligation to reimburse the L/C Issuer together with any interest thereon pursuant to Section 2.04 shall be referred to as a "Reimbursement Obligations") the L/C Issuer prior to 1:00 p.m. (New York City time) on such date that an amount is paid by the L/C Issuer under any Letter of Credit (each such date, a "Drawing Date") in an amount in Dollars. In the event the Borrowers fail to reimburse the L/C Issuer for the full amount of any drawing under any Letter of Credit by 1:00 p.m. (New York City time) with respect to any Letter of Credit on the Drawing Date, the Administrative Agent will promptly notify each Revolving Loan Lender thereof, and the Borrowers shall be deemed to have requested that a Revolving Loan that is a Reference Rate Loan be made by the Revolving Loan Lenders to be disbursed on the Drawing Date under such Letter of Credit, pursuant to Section 2.01(a)(i). Any notice given by the Administrative Agent pursuant to this Section 3.04(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)                Each Revolving Loan Lender shall upon any notice pursuant to Section 3.04(b) make available to the L/C Issuer an amount in immediately available funds equal to its applicable Pro Rata Share (determined in accordance with paragraph (a) of the definition of "Pro Rata Share") of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 3.04(d)) each be deemed to have made a Revolving Loan that is a Reference Rate Loan to the Borrowers in that amount. If any Revolving Loan Lender so notified fails to make available to the L/C Issuer the amount of such Lender's applicable Pro Rata Share of such amount by no later than 2:00 p.m. (New York City time) with respect to any Letter of Credit on the Drawing Date, then (unless L/C Issuer and such Lender shall agree otherwise, each in their sole and absolute discretion) interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the interest rate on Revolving Loans that are Reference Rate Loans on and after the fourth day following the Drawing Date. The Administrative Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Loan Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 3.04(c), provided that such Lender shall not be obligated to pay interest as provided in Section 3.04(c) (i) and (ii) until and commencing from the date of receipt of notice from the Administrative Agent of a drawing. Each Revolving Loan Lender's payment to the L/C Issuer pursuant to this Section 3.04(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a "Participation Revolving Loan" from such Lender in satisfaction of its Participation Commitment under this Section 3.04.

(d)               With respect to any unreimbursed drawing that is not converted into a Revolving Loan to the Borrowers in whole or in part as contemplated by Section 3.04(b), because of the failure of Borrowers to satisfy the conditions set forth in Section 5.02 (other than any notice requirements) or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer a borrowing (each a "Letter of Credit Borrowing") in Dollars in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum equal to the interest rate on Revolving Loans that are Reference Rate Loans.

(e)                Each Lender's Participation Commitment shall continue until the last to occur of any of the following events: (x) the L/C Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncanceled and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 3.05        Repayment of Participation Revolving Loans.

(a)                Upon (and only upon) receipt by the L/C Issuer for its account of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the L/C Issuer under any Letter of Credit with respect to which any Lender has made a Participation Revolving Loan to the L/C Issuer or (ii) in payment of interest on such a payment made by the L/C Issuer under such a Letter of Credit, the L/C Issuer will pay to each Revolving Loan Lender in the same funds and currencies as those received by the L/C Issuer, the amount of such Lender's applicable Pro Rata Share of such funds, except the L/C Issuer shall retain the amount of the applicable Pro Rata Share of such funds of any Revolving Loan Lender that did not make a Participation Revolving Loan in respect of such payment by the L/C Issuer.

(b)               If the L/C Issuer is required at any time to return to the Borrowers or to a receiver, receiver and manager, custodian, conservator, trustee, administrator, liquidator, monitor, assignee for the benefit of creditors, sequestrator or any other official in any Insolvency Proceeding, any portion of the payments made by the Borrowers to the L/C Issuer pursuant to Section 3.05(a) in reimbursement of a payment made under any Letter of Credit or interest or fee thereon, each Revolving Loan Lender shall, on demand of the L/C Issuer, forthwith return to the L/C Issuer the amount of its applicable Pro Rata Share of any amounts so returned by the L/C Issuer plus interest at the Federal Funds Effective Rate.

Section 3.06        Documentation. The Borrowers agree to be bound by the terms of the Letter of Credit Application and by the L/C Issuer's interpretation of any of Letter of Credit issued for the Loan Account of the Borrowers and by the L/C Issuer's written regulations and customary practices relating to letters of credit though the L/C Issuer's interpretations may be different from the interpretations of the Borrowers. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable), neither the L/C Issuer nor the Administrative Agent shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any instructions of the Borrowing Agent or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Section 3.07        Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the L/C Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 3.08        Nature of Participation and Reimbursement Obligations. Each applicable Revolving Loan Lender's obligation in accordance with this Agreement to make the Revolving Loans or Participation Revolving Loans as a result of a drawing under a Letter of Credit, and the obligations of the Borrowers to reimburse the L/C Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article III under all circumstances, including the following circumstances:

(a)                any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Administrative Agent, the Borrowers or any other Person for any reason whatsoever;

(b)               the failure of the Borrowers or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Revolving Loans under Section 3.04;

(c)                any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Documents;

(d)               any claim of breach of warranty that might be made by the Borrowers or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Borrowers or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the L/C Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers or any Subsidiaries of the Borrowers and the beneficiary for which any Letter of Credit was procured);

(e)                the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case, even if the Administrative Agent or any of the Administrative Agent's Affiliates has been notified thereof;

(f)                except as provided in Section 3.07, any payment by the L/C Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)               the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)               any failure by the Administrative Agent or the L/C Issuer to issue any Letter of Credit in the form requested by the Borrowing Agent, unless the Administrative Agent has received written notice from the Borrowing Agent of such failure within three (3) Business Days after the Administrative Agent shall have furnished the Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)                 any Material Adverse Effect on any Borrower or any Guarantor;

(j)                 any breach of this Agreement or any Loan Document by any party thereto;

(k)               the occurrence or continuance of an Insolvency Proceeding with respect to any Borrower or any Guarantor;

(l)                 the fact that a Default or Event of Default shall have occurred and be continuing;

(m)             the fact that the Final Maturity Date shall have occurred or this Agreement or the Obligations hereunder shall have been terminated; and

(n)               any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 3.09        [Intentionally Omitted].

Section 3.10        Liability for Acts and Omissions. As between the Borrowers, the L/C Issuer and the Administrative Agent and Lenders, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer and the Administrative Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the L/C Issuer or the Administrative Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrowers against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the L/C Issuer, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of the L/C Issuer's rights or powers hereunder. Nothing in the preceding sentence shall relieve the L/C Issuer from liability for the L/C Issuer's gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the L/C Issuer or the L/C Issuer's Affiliates be liable to the Borrowers for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the L/C Issuer and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the L/C Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the L/C Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the L/C Issuer or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the L/C Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable), shall not put the L/C Issuer under any resulting liability to the Borrowers or any Revolving Loan Lender.

Article IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS;
JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01        Payments; Computations and Statements. (a) The Borrowing Agent will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowing Agent without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the applicable Lenders in accordance with their applicable Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowing Agent with any amount due and payable by the Borrowers under any Loan Document. Each of the Lenders and the Borrowers agree that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowing Agent shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowing Agent as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowing Agent with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)               The Administrative Agent shall provide the Borrowing Agent, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowing Agent during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrowers during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Loans made to the Borrowers during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02        Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith (a) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (b) purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the applicable provisions of this Agreement; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered) and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03        Apportionment of Payments.  Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a)                All payments of principal and interest in respect of outstanding Loans, all payments in respect of the Letter of Credit Obligations, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b)               After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations and proceeds of the Collateral, subject to the provisions of this Agreement, as follows:

(i)                 except to the extent provided in clause (iii) below, with respect to Revolver Priority Collateral Proceeds and payments made using Revolver Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts (other than interest or principal of the Loans) then due and payable to the Agents or the L/C Issuer (in each case, solely with respect to the Revolving Loan Obligations as reasonably determined by the Administrative Agent) until paid in full; (B) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due and payable to the Revolving Loan Lenders until paid in full; (C) third, ratably to pay interest then due and payable in respect of the Agent Advances until paid in full; (D) fourth, ratably to pay principal of the Agent Advances until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (F) sixth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide Cash Collateral in respect of such Obligations) until paid in full; (G) seventh, ratably to pay the Bank Product Obligations in an amount not to exceed the amount of the Bank Product Reserve; (H) eighth, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due and payable to the Term Loan Lenders until paid in full; (I) ninth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full; (J) tenth, ratably to pay principal of the Term Loan until paid in full; (N) eleventh, ratably to pay any Applicable Prepayment Premium then due and payable until paid in full to the Lenders; (O) twelfth, ratably to pay Bank Product Obligations to the extent not paid under clause (G) above; and (P) thirteenth, to the ratable payment of all other Obligations then due and payable until paid in full;

(ii)               except to the extent provided in clause (iv) below, with respect to Term Priority Collateral Proceeds and payments made using Term Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts (other than interest or principal of the Loans) then due and payable to the Agents (in each case, solely with respect to the Term Loan Obligations as reasonably determined by the Collateral Agent) until paid in full; (B) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premiums), expense reimbursements and indemnities then due and payable to the Term Loan Lenders until paid in full; (C) third, ratably to pay interest then due and payable in respect of the Agent Advances until paid in full; (D) fourth, ratably to pay principal of the Agent Advances until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full; (F) sixth, ratably to pay principal of the Term Loan until paid in full; (G) seventh, ratably to pay the Obligations in respect of any fees (other than any Applicable Prepayment Premium), expense reimbursements and indemnities then due and payable to the Revolving Loan Lenders until paid in full; (H) eighth, ratably to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (I) ninth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide Cash Collateral in respect of such Obligations) until paid in full; (L) tenth, ratably to pay any Applicable Prepayment Premium then due and payable until paid in full; (M) eleventh, ratably to pay Bank Product Obligations; and (N) twelfth, to the ratable payment of all other Obligations then due and payable until paid in full; and

(iii)             with respect to the Proceeds of any Disposition of all or substantially all of the assets or Equity Interests of any Person or any insurance which Disposition or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, such Proceeds and payments using such Proceeds shall be applied in a manner mutually determined by the Agents acting reasonably and in good faith.

(c)                In each instance, so long as no Event of Default has occurred and is continuing and except as otherwise expressly provided herein, Section 4.03(b) shall not be deemed to apply to any payment by the Borrowers specified by the Borrowers to the Administrative Agent to be for the payment of Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loans in accordance with the terms and conditions of Section 2.05.

(d)               For purposes of Section 4.03(b) (other than clause (P) of Section 4.03(b)(i) and clause (N) of Section 4.03(b)(ii)), "paid in full" means, with respect to any Obligations, payment in cash or Cash Collateralization (as applicable) of all amounts owing under the Loan Documents in respect of such Obligations, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, expense reimbursements and indemnities Proceeding, except to the extent that default or overdue interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (F) of Section 4.03(b)(i) and clause (I) of Section 4.03(b)(ii), "paid in full" means payment in cash or Cash Collateralization (as applicable) of all amounts owing under the Loan Documents in respect of such Obligations according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, expense reimbursements and indemnities (specifically including in each case of the foregoing which would accrue after the commencement of any Insolvency Proceeding), whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e)                In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04        Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)                The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrowers to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Borrowing Agent and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. No Defaulting Lender shall be entitled to receive any Unused Line Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fees that otherwise would have been required to have been paid to that Defaulting Lender).

(b)               Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.

(c)                The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(d)               This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the L/C Issuer, the Agents, and the Borrowing Agent shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.

Section 4.05        Borrowing Agent; Joint and Several Liability of the Borrowers.

(a)                Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the "Borrowing Agent") which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Borrowing Agent. Each Borrower hereby irrevocably appoints and authorizes the Borrowing Agent (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Borrowing Agent deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b)               Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents for the Obligations in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(c)                The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been Paid In Full or otherwise fully satisfied.

(d)               Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been Paid In Full. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Payment In Full in cash of the Obligations.

Article V

CONDITIONS TO LOANS

Section 5.01        Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied or waived in a manner reasonably satisfactory to the Agents, except to the extent such conditions are subject to Section 5.03:

(a)                Payment of Fees, Etc. The Borrowers shall have paid on or before the Effective Date all fees, costs and expenses then payable pursuant to Section 2.06 and Section 12.04, to the extent included in the Flow of Funds Agreement.

(b)               Representations and Warranties; No Event of Default. The following statements shall be true and correct: (a) subject to Certain Funds Provision (as defined at the end of Section 5.01), the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Loans on the Effective Date, shall be (A) the representations and warranties contained in Section 6.01(a), (b), (c), (d), (h), (k), (t), (u), (y), (bb), (ff), (gg), (hh) and (ii) and, subject to the Certain Funds Provision and Permitted Liens, any representation and warranty with respect to the creation and perfection of the Collateral Agent's security interest in the Collateral (the foregoing being the "Specified Representations"), in each case, as they relate to the entering into or performance of the Loan Documents by the Loan Parties on the Effective Date, and (B) the representations and warranties made by the Company (as defined in the Acquisition Agreement) with respect to the Company and its subsidiaries in the Acquisition Agreement that are material to the Agents and the Lenders, but only to the extent that the Parent and/or Merger Sub has the right under the Acquisition Agreement to terminate (without any fee or penalty) its obligations under the Acquisition Agreement or not to consummate the transactions contemplated by the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement (the "Specified Acquisition Representations") without regard to the Parent's (and/or Merger Sub’s) waiver of such breach and after giving effect to all applicable cure and grace periods; provided that the representations and warranties specified in clauses (A) and (B) above are true and correct in all material respects (except to the extent qualified by materiality or "Material Adverse Effect", in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except to the extent qualified by materiality or "Material Adverse Effect", in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date), and (b) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)                Legality. The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)               Delivery of Documents. The Agents shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agents and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)                 this Agreement, duly executed by each of the parties thereto;

(ii)               a Security Agreement, together with, if any, copies of any certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer (with originals of such items to be delivered as provided in Section 5.03);

(iii)             the Foreign Security Documents, duly executed by each party thereto (and all notices and other deliverables required to be provided upon execution and in accordance with the terms thereof, including, without limitation, the copies of the stock or share certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers or stock transfer forms executed in blank and other proper instruments of transfer and notice to each bank operating an account subject to a UK Security Document and such an executed acknowledgments as have been received by the relevant Loan Parties prior to the Effective Date from each such bank, each substantially in the form set out in the relevant UK Security Document) (where appropriate), (with originals of such items to be delivered as provided in Section 5.03);

(iv)             filing of appropriate financing statements on Form UCC-1 or in the applicable form under the PPSA or the Civil Code of Québec in such office or offices as may be necessary of the Collateral Agent, desirable to perfect the security interests and Liens purported to be created by each Security Document and each Mortgage;

(v)               the results of searches for any effective UCC financing statements, PPSA financing statement, publication under the Civil Code of Québec, tax Liens, judgment Liens, Bank Act (Canada), insolvency or as the Agents shall have reasonably requested, filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(vi)             a Perfection Certificate;

(vii)           a Notice of Borrowing, duly executed by the Borrowing Agent, requesting Revolving Loans in an aggregate principal amount not greater than $7,000,000;

(viii)         the Intercompany Subordination Agreement, duly executed by the Parent and its Subsidiaries;

(ix)             the Collateral Assignment of Rights in respect of the Acquisition Documents, duly executed by the Parent and Merger Sub;

(x)               the Flow of Funds Agreement;

(xi)             a copy of the resolutions of each Loan Party (in the case of a UK Loan Party, a resolution of the shareholders of such Loan Party and a written resolution of the Board of Directors of such Loan Party), certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents and the other Transactions to which such Loan Party is or will be a party and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xii)           a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xiii)         a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of such Loan Party in such jurisdictions;

(xiv)         a true and complete copy of the charter, certificate of formation or incorporation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified, in the case of the U.S. Loan Parties, as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction and it is common practice in such jurisdiction for such document to contain the organizational number;

(xv)           a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xvi)         an opinion of (A) Burns & Levinson, LLP, counsel to the Loan Parties, (B) Hewitsons, UK counsel to the Loan Parties, and (C) Me Jean-Paul Robitaille, Quebec counsel to the Loan Parties, each as to such matters as the Collateral Agent may reasonably request;

(xvii)       a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(a);

(xviii)     a copy of (A) the Financial Statements and (B) the financial projections described in Section 6.01(g)(ii) hereof, certified as of the Effective Date as complying with the representations and warranties set forth in Section 6.01(g)(ii) by an Authorized Officer of the Parent;

(xix) a certificate of the chief financial officer of the Parent, certifying as to the solvency of the Loan Parties taken as a whole after giving effect to the Transactions, which certificate shall be satisfactory in form and substance to the Agents;

(xx)           evidence of the insurance coverage required by Section 7.01(h) and the terms of each Security Document and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ (or 10 days in the case of non-payment of premiums) prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence that such insurance policies are in full force and effect;

(xxi)         a certificate of an Authorized Officer of the Borrowing Agent, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents;

(xxii)       copies of the material Acquisition Documents and the other Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Borrowers, together with a certificate of an Authorized Officer of the Borrowers stating that such agreements remain in full force and effect and that none of the Loan Parties (or with respect to the Target, to such Authorized Officer’s knowledge) has breached or defaulted in any of its obligations under such agreements (and with respect to the Target, only to the extent such breach or default would have the right to terminate the Parent and/or Merger Sub obligations under the Acquisition Documents);

(xxiii)     evidence of the payment in full of all Indebtedness owed by the Loan Parties under the Existing Credit Facilities, together with (A) a termination and release agreement with respect to the Existing Credit Facilities and all related documents, duly executed by (or on behalf of) the Loan Parties and the Existing Lenders, (B) a satisfaction of mortgage for each mortgage filed with respect thereto on each Facility, (C) a termination of security interest and Liens in Intellectual Property for each assignment for security recorded with respect thereto, if any, at the United States Patent and Trademark Office or the United States Copyright Office or the Canadian Intellectual Property Office and covering any intellectual property of the Loan Parties, and (D) UCC 3 termination statements for all UCC-1 financing statements, PPSA termination statements for all PPSA financing statements, RDPRM discharges for all publications made, and other termination statements filed by or on behalf of the Existing Lenders and covering any portion of the Collateral;

(xxiv)     a Borrowing Base Certificate evidencing that (A) the aggregate amount of Eligible Accounts and Eligible Inventory is sufficient in value and amount to support Revolving Loans in the amount requested by Borrowing Agent as of the Effective Date, and (B) after giving effect to the initial Revolving Loans hereunder, the Borrowers shall have Availability of at least $6,500,000;

(xxv)       the Fee Letter, duly executed by the Borrowers; and

(xxvi)     In respect of each UK Loan Party, either:

(A)             a certificate of an Authorized Officer of such Loan Party certifying that: each member of the group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Loan Party; and no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of its shares which are the subject of the Liens created or expressed to be created pursuant to the Security Documents, together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of that Loan Party, which is certified by an Authorized Officer of that Loan Party to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(B)              a certificate of an Authorized Officer of such Loan Party certifying that such Loan Party is not required to comply with Part 21A of the Companies Act 2006; and

(xxvii)   such other agreements, instruments, approvals, opinions and other documents, each reasonably satisfactory to the Agents in form and substance, as any Agent may reasonably request.

(e)                Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2016. Solely for the purpose of this Section 5.01(e), "Material Adverse Effect" means (i) on the Effective Date, with respect to the Target, a Material Adverse Effect as defined in the Acquisition Agreement, but only to the extent that the Parent or its Affiliates (including Merger Sub) have the right to terminate its or their obligations under the Acquisition Agreement due to such Material Adverse Effect, without regard to the Parent's or Merger Sub's waiver of such right and (ii) with respect to the other Loan Parties and their Subsidiaries, a "Material Adverse Effect" as defined in Section 1.01.

(f)                Consummation of Acquisition. Concurrently, or substantially concurrently, with the funding of the initial Loans on the Effective Date, (A) the Acquisition shall have been consummated in accordance in all material respects with the terms of the Acquisition Documents (no provision of which shall have been amended or otherwise modified or waived in any manner materially adverse to the Lenders without the prior written consent of the Agents) and (B) the file-stamped merger certificate in respect of the Acquisition (which shall have been pre-cleared by the Secretary of State of the State of Delaware) shall have been issued by the Secretary of State of the State of Delaware and effective. For the avoidance of doubt, the Loan Parties shall not amend, without the consent of the Agents, the definition of "Material Adverse Effect" (as defined in the Acquisition Agreement) or waive non-compliance with any of the applicable Specified Acquisition Representations to the extent such amendment or waiver would be adverse to the Lenders.

(g)               Other Proceeds. The Collateral Agent shall have received evidence that the Parent shall have at least $2,000,000 of unrestricted cash in the United States on its balance sheet that will be funded concurrently with the initial Loans on the Effective Date, to be combined with proceeds of the initial Loans on the Effective Date to consummate Acquisition and the purchase price paid in respect of the Acquisition shall not be in excess of $70,000,000 and shall not be reduced by more than 5.0%; provided, that any reduction shall reduce the principal amount of the Loans, in amounts to be allocated between the Total Revolving Credit Commitment and the Total Term Loan Commitment as the Lenders may determine in their sole discretion.

(h)               Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the Transactions or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation), threatened in writing or pending in any court or before any arbitrator or Governmental Authority which could reasonably be expected to have a Material Adverse Effect on (A) the condition, financial or otherwise, business, operations, assets or liabilities of the Loan Parties, taken as a whole, (B) the ability of the Loan Parties to perform their material obligations under the Loan Documents or (C) the ability of the Agents or the Lenders to enforce the Loan Documents.

(i)                 Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans or the issuance of the initial Letters of Credit in accordance with the Loan Documents and the other Transactions, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(j)                 Availability. After giving effect to all Loans to be made on the Effective Date and the other Transactions, (i) the aggregate amount of Revolving Loans outstanding shall not be greater than $7,000,000 and (ii) the Borrowers shall have Availability plus Qualified Cash (which, for the purpose of this clause (j), is not required to be subject to a Cash Management Agreement) of at least $6,500,000. The Borrowers shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrowers certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculation of Availability.

(k)               Leverage Ratio. The Leverage Ratio of the Parent and its Subsidiaries for the trailing twelve month period ended December 31, 2017, calculated on a pro forma basis after giving effect to the Loans, shall not be greater than 4.31:1.00. The Parent shall deliver to the Collateral Agent a certificate of the chief financial officer of the Parent certifying as to the matters set forth in this Section 5.01(k) and containing the calculation of the Leverage Ratio.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (x) the only representations and warranties the accuracy of which will be a condition to the availability of the initial funding of the Loans on the Effective Date will be (A) the Specified Acquisition Representations and (B) the Specified Representations and (y) to the extent a perfected security interest or Liens in any Collateral (the security interest or Liens in respect of which cannot be perfected by means of (i) the filing of a UCC financing statement, PPSA financing statement or publication under the Civil Code of Québec (ii) the making of a United States Federal intellectual property filing or a Canadian Intellectual Property filing, or (iii) delivery of possession of Equity Interests in respect of a certificated security, provided, that such delivery of certificated securities on the Effective Date shall only be required to the extent such certificated securities are already in existence and in the actual possession of the Loan Parties on the Effective Date after the Loan Parties' use of commercially reasonable efforts without undue burden or expense to procure such certificates from the sellers under the Acquisition Agreement or the Existing Lenders) is not able to be provided on the Effective Date after the Borrowers' use of commercially reasonable efforts to do so (without the imposition of undue burden or expense), the perfection of such security interest or Lien in such Collateral will not constitute a condition precedent to the availability of the applicable Loans on such date, but a security interest in such Collateral will be required to be perfected within 15 Business Days (unless otherwise provided for in this Agreement or any other Loan Document) after the Effective Date pursuant to arrangements to be mutually agreed between the Borrowers and the Agents. For the avoidance of doubt, the foregoing provisions of this paragraph are referred to as the "Certain Funds Provision".

Section 5.02        Conditions Precedent to All Loans and Letters of Credit. The obligation of any Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrowers in establishing or opening any Letter of Credit after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a)                Payment of Fees, Etc. The Borrowers shall have paid all fees, costs and expenses then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b)               Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrowing Agent to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers' acceptance of the proceeds of such Loan, or the submission by Borrowing Agent of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date, and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c)                Legality. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)               Notices. The Administrative Agent shall have received, as the case may be, (i) a Notice of Borrowing pursuant to Section 2.02 hereof and (ii) a Letter of Credit Application pursuant to Section 3.03 hereof, if applicable.

(e)                Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Administrative Agent and its counsel, and the Administrative Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent or such counsel may reasonably request.

Section 5.03        Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):

(a)                Within ninety (90) days after the Effective Date (or such later date as determined by the Agents in their sole discretion), the Collateral Agent shall have received (i) all Cash Management Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents as of the Effective Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution and (ii) Processor Letters, each in form and substance reasonably satisfactory to the Agents, from each of the Credit Card Processors set forth on Schedule 6.01(jj).

(b)               Use commercially reasonable efforts to provide, within sixty (60) days after the Effective Date (or such later date as determined by the Agents in their sole discretion), the Agents with evidence that the Borrowers have received satisfactory credit insurance in respect of Eligible Insured Foreign Receivables.

(c)                Within the period prescribed pursuant to the last paragraph of Section 5.01, perfection of all other security interests or Liens on all such Collateral described therein; provided, that such date with respect to the delivery of possession of Equity Interests in respect of a certificated security of a Foreign Subsidiary shall be within ten (10) Business Days after the Effective Date (or such later date as determined by the Agents in their sole discretion).

(d)               Within ten (10) days after the Effective Date, the Agents shall have received endorsements as to the named insureds or lender loss payees under the insurance policies set forth on Schedule 6.01(s) as required under Section 7.01(h) and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or lender loss payee.

Article VI

REPRESENTATIONS AND WARRANTIES

Section 6.01        Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

(a)                Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited company, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and the other Transactions, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)               Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable material Requirement of Law or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except where any such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to result in a Material Adverse Effect.

(c)                Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date.

(d)               Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(e)                Capitalization. On the Effective Date, after giving effect to the Transactions to occur on the Effective Date, the authorized Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Equity Interests of the Parent and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Liens). Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

(f)                Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the actual knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that could reasonably be expected to be adversely determined, and if adversely determined, could reasonably be expected to result in a Material Adverse Effect and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)               Financial Statements.

(i)                 The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, have been prepared in accordance with GAAP (provided that with respect to interim Financial Statements, such Financial Statements shall be subject to the absence of footnotes and audit adjustments). Since December 31, 2016, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)               The Parent has heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from January 1, 2018, through December 31, 2018, (B) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from January 1, 2019, through December 31, 2022 and (C) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in December 31, 2018 through December 31, 2023, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h)               Compliance with Law, Etc. The Transactions will not violate (i) the Governing Documents of any Loan Party, (ii) any material Requirement of Law, or (iii) any material term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except in the case of clauses (ii) through (iii) to the extent such violations could not reasonably be expected to have a Material Adverse Effect and no default or event of default has occurred and is continuing thereunder.

(i)                 Pension Plans.

(i)                 ERISA. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Employee Plan is in compliance with ERISA and the IRC, (ii) no Termination Event has occurred or is reasonably expected to occur with respect to any Employee Plan, (iii)  no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (iv) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. No Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates will in the future incur any such withdrawal liability, except as could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect: no Loan Party or any of its ERISA Affiliates has (A) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (B) engaged in a transaction within the meaning of Section 4069 of ERISA or (C) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as could not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan.

(ii)               Canadian Pension Plans. No Loan Party maintains or is required to contribute to any Canadian Pension Plan or Canadian Benefit Plan other than those listed in Schedule 6.01(i)(ii). There are no Canadian Defined Benefit Pension Plans. None of the Loan Parties have any liabilities or obligations in respect of a Canadian Defined Benefit Pension Plan that has been terminated or wound up. Each Loan Party has complied with and performed all of its obligations in all material respects under the terms of any Canadian Pension Plans and Canadian Benefit Plans and all Applicable Laws (including any fiduciary, funding, investment and administration obligations) relating thereto. All employer and employee payments, contributions, withholdings or premiums to be remitted, paid to or in respect to each Canadian Pension Plan, Canadian Benefit Plan and Statutory Plans have been paid in a timely fashion in accordance with the terms hereof and all Applicable Laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans. As of the Closing Date, there are no outstanding material disputes concerning assets of the Canadian Pension Plans.

(j)                 Taxes, Etc. All foreign, Federal and material state, provincial, territorial and local income tax returns required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges as shown as due therein have been paid (other than taxes, assessments, or governmental charges in an aggregate amount at any one time not to exceed $25,000), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(k)               Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U and X.

(l)                 Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) and business activities reasonably related, incidental or ancillary thereto.

(m)             Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n)               Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent such failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent such suspension, revocation, impairment, forfeiture or non-renewal could not reasonably be expected to result in a Material Adverse Effect and there is no claim (excluding claims that could not reasonably be expected to have a Material Adverse Effect) that any thereof is not in full force and effect.

(o)               Properties.  (i)  Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all tangible property and assets material to its business, free and clear of all Liens, except Permitted Liens and, solely as to leasehold interests, except to the extent the failure to have such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty (to the extent fully covered by insurance subject to a deductible) and condemnation excepted.

(ii)               Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state, province, territory or other jurisdictions and street address, of all Real Property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party, except to the extent the failure to have such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect, except to the extent that the failure of such Lease to be valid and enforceable or in full force and effect could not reasonably be expected to result in a Material Adverse Effect and except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws. To the knowledge of any Loan Party, as of the Effective Date, no other party to any such Lease is in default in any material respect of its obligations thereunder, and as of the Effective Date, no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease, except to the extent such event could not reasonably be expected to result in a Material Adverse Effect.

(p)               Full Disclosure.

(i)                 Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(ii)               Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and Parent is not aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that projections by their nature are inherently uncertain, that actual results may differ significantly from the projected results and that such differences may be material and no assurances are being given that the results reflected in the Projections will be achieved.

(q)               [Reserved].

(r)                 Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws; except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party which, in each case, could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party nor does any Loan Party have actual knowledge or notice of any threatened or pending Environmental Action against any Loan Party in each case which could reasonably be expected to result in a Material Adverse Effect; (iv) to the knowledge of any Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a disposal site for any Hazardous Material, except to the extent that any such use could not reasonably be expected to result in a Material Adverse Effect; (vi) no Loan Party has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; and (vii) no Loan Party has received any notification pursuant to any Environmental Laws that any work, repairs or construction are required to be made by a Loan Party in respect of any of its properties as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto, except in each case as could not reasonably be expected to result in a Material Adverse Effect.

(s)                Insurance. Each Loan Party maintains the insurance and required services and financial assurance as required by Section 7.01(h). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date. Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by the Collateral Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to any real property that is subject to a Mortgage, including, but not limited to, providing Collateral Agent with the address and/or GPS coordinates of each structure on any real property that is or will be subject to a Mortgage in favor of Collateral Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to or upon such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(t)                 Use of Proceeds. The proceeds of the Term Loan and the Revolving Loans made on the Effective Date, shall be used (i) to repay existing indebtedness of the Borrowers, (ii) to fund a portion of the Acquisition pursuant to the terms of the Acquisition Agreement and (iii) to pay fees and expenses related to the foregoing and to this Agreement and the transactions contemplated hereby. The proceeds of the Revolving Loans made after the Effective Date shall be used for working capital and general corporate purposes of the Borrowers.

(u)               Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transactions and before and immediately after giving effect to each Loan to be made and Letter of Credit issued hereunder, the Loan Parties on a consolidated basis are Solvent.

(v)               Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w)             Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of each item of Registered Intellectual Property owned by each Loan Party (other than, for clarity, domain name registrations). No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(x)               Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and (ii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto, except to the extent that any such default could not reasonably be expected to result in a Material Adverse Effect.

(y)               Investment Company Act. None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(z)                Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of any Loan Party, threatened against any Loan Party which arises out of or under any collective bargaining agreement, in each case that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action against any Loan Party that could reasonably be expected to result in a Material Adverse Effect or (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar law or any other jurisdiction, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(aa)            Customers and Suppliers. Except as could not reasonably be expected to result in a Material Adverse Effect, there exists no actual or, to the knowledge of any Loan Party, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand; and there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb)           Parent Specified Representations. As of the date hereof, immediately prior to the consummation of the Transactions:

(i)                 the Parent and its Subsidiaries have no outstanding indebtedness for borrowed money other than as permitted under Section 7.02 of the Bank of America Facility;

(ii)               the Parent and its Subsidiaries do not have any Liens (as defined in the Bank of America Facility) currently outstanding upon or with respect to any part of their property other than as permitted under Section 7.01 of the Bank of America Facility and Permitted Liens; and

(iii)             all federal, state, provincial, territorial, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the "Tax Returns") required by law to be filed by any of the Parent or its Subsidiaries have been filed with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for (i) those contested or about to be contested (to the extent agreed upon by the Lenders) in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Company or such subsidiary in accordance with GAAP, and/or (ii) those that are in an aggregate amount not in excess of $25,000.

(cc)            Exchange Controls. Each Loan Party has the ability to lawfully pay solely and exclusively in Dollars the total amount which is, or may become, payable by it to the Agents or the Lenders under the Loan Documents.

(dd)          Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the Effective Date of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office registered head office and principal place of business of each Loan Party and (vi) the federal employer identification number of each Loan Party (or indicates that such Loan Party has no federal employer identification number).

(ee)            Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit and assets having a value not exceeding $100,000 in the aggregate) other than (i) those locations listed on Schedule 6.01(ee), (ii) any other locations in the continental United States for which such Loan Party has provided notice to the Collateral Agent in accordance with Section 7.01(l) and, if necessary, a written subordination or waiver in accordance with Section 7.01(m) and (iii) with respect to the Canadian Loan Parties, any other locations in Canada for which such Loan Party has provided notice to the Collateral Agent in accordance with Section 7.01(l) and, if necessary, a written subordination or waiver in accordance with Section 7.01(m). Schedule 6.01(ee) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

(ff)             Security Interests.

(i)                 Each Security Document creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. Upon the filing of the UCC-1 financing statements described in Section 5.01(d), the delivery of appropriate Cash Management Agreements, and the recording of the Assignments for Security referred to in the Security Agreement (the "IP Security Agreements") in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, to the extent perfection can be accomplished through such filings, agreements or recordings, first priority security interests (subject to Permitted Liens), and, except as contemplated by the Security Documents or the Mortgages, no further recordings, notices or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.

(ii)               Each Canadian Security Document creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest and Lien in the Collateral secured thereby except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. As of the Effective Date, such security interests in and Liens on the Collateral granted thereby are perfected, to the extent perfection can be accomplished through such filings, agreements or recordings, first priority security interests and Liens (subject to Permitted Liens), and, except as contemplated by the Canadian Security Documents or the Mortgages, no further recordings, notices or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.

(iii)             Each UK Security Document creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The Liens created or expressed to be created in favor of the Collateral Agent pursuant to the UK Security Documents have first ranking priority.

(gg)           Consummation of Acquisition. The Parent has delivered to the Agents complete and correct copies of the Acquisition Documents, including all schedules and exhibits thereto. The Acquisition Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby to which any Loan Party is party or of which any Loan Party has knowledge. The execution, delivery and performance of the Acquisition Documents has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests required by law or by any applicable corporate or other organizational documents) on the part of each such Person. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for such sale other than such as have been obtained on or prior to the Effective Date. Each Acquisition Document is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. All conditions precedent to the Acquisition Agreement have been fulfilled or (with the prior written consent of the Agents to the extent such waiver would be materially adverse to the Agents or the Lenders) waived, no Acquisition Document has been amended or otherwise modified, and there has been no breach of any material term or condition of any Acquisition Document.

(hh)           Anti-Terrorism Law. As of the date of this Agreement, the date each Loan is made, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been Paid In Full, that to each Loan Party's knowledge: (i) no Covered Entity (A) is a Sanctioned Person; (B) either in its own right or through any third party has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (C) either in its own right or through any third party does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws, (ii) no Loans are used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws; (iii) the funds used to repay the Obligations are not derived from any unlawful activity; and (iv) each Covered Entity is in material compliance with, and no Covered Entity either in its own right or through any third party engages in any dealings or transactions prohibited by, any Requirement of Law, including but not limited to any Anti-Terrorism Laws.

(ii)               Anti-Bribery and Anti-Corruption Laws.

(i)                 The Loan Parties are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the Bribery Act 2010 (the "UK Act")"), the Corruption of Foreign Public Officials Act (Canada), and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the "Anti-Corruption Laws").

(ii)               None of the Loan Parties has at any time:

(A)             offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, "Foreign Official"), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person;

(B)              otherwise violated, attempted to violate or engaged in or conspired to engage in any transaction that would evade or avoid, or have the purpose of evading or avoiding, any Anti-Corruption Law; or

(C)              acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(iii)             There are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf.

(iv)             The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(jj)               Credit Card Agreements. As of the Effective Date, Schedule 6.01(jj) sets forth all Credit Card Agreements of the Loan Parties. Such Credit Card Agreements constitute all agreements necessary for each Loan Party to operate its business as presently conducted with respect to credit cards and debit cards and no Credit Card Receivables of any Loan Party arise from purchases by Customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers or Credit Card Processors to whom such Loan Party has delivered a Processor Letter, and a copy of which Processor Letter such Loan Party has delivered to the Agents. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or event of default under any of the Credit Card Agreements has occurred and is continuing, in any case, that could reasonably be expected to result in a Material Adverse Effect. Each Loan Party has complied in all material respects with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Loan Party to be entitled to receive all payments thereunder. The Loan Parties have delivered, or caused to be delivered to the Agents, true, correct and complete copies of all of the Credit Card Agreements in effect as of the Effective Date.

(kk)           Centre of main interests and establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), each UK Loan Party’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the United Kingdom and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

(ll)               Pensions. Except for the Harvard Apparatus Limited Retirement Benefits Scheme and the Biochrom Defined Benefit Pension Scheme:

(i)                 no Loan Party nor any Subsidiary of a Loan Party is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and

(ii)               no Loan Party nor any Subsidiary of a Loan Party is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

Article VII

COVENANTS OF THE LOAN PARTIES

Section 7.01        Affirmative Covenants. Until the Obligations are Paid In Full and all Commitments are terminated, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)                Reporting Requirements. Furnish to each Agent and each Lender:

(i)                 within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii)               within 45 days after the end of each Fiscal Quarter (or 60 days with respect to the first Fiscal Quarter ending after the Effective Date) of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii)             within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP by, and accompanied by a report and an opinion of, independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agents (which opinion shall be without (1) a "going concern" or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof;

(iv)             simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent substantially in the form of Exhibit F hereto (the "Compliance Certificate") (A) stating that during the period covered by such financial statements no Event of Default or Default has occurred or is continuing as of the date of such delivery, or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto, (B) (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year (or referring the Agents and the Lenders to the Parent's relevant periodic filings with the SEC to the extent such discussion and analysis is already available in the Parent’s periodic filings with the SEC on or prior to the date it is required to be delivered hereunder) and (C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require and (2) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(iv);

(v)               within 20 days after the end of each month commencing with the first fiscal month ending after the Effective Date, reports in form and detail reasonably satisfactory to the Agents and certified by an Authorized Officer of the Borrowing Agent as being accurate and complete (A) listing all Accounts Receivable of the Loan Parties as of such day, which shall include the amount and age of each such Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding month, and such other information as any Agent may request, (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable, and such other information as any Agent may reasonably request and (C) listing all Inventory of the Loan Parties as of the end of such period, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location), the date of acquisition, the warehouse and production facility location and such other information as any Agent or the Required Lenders may reasonably request, all in detail and in form reasonably satisfactory to the Agents or the Required Lenders, as applicable;

(vi)             within 20 days after the end of each month commencing with the first fiscal month ending after the Effective Date, the Loan Parties shall deliver to the Agents, in form reasonably acceptable to the Agents, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as the Agents shall reasonably request. If the Agents shall request at any time when an Increased Reporting Event has occurred and is continuing, the Loan Parties shall execute and deliver to the Agents Borrowing Base Certificates weekly on the third Business Day of each week as of the last day of the immediately preceding week. On or before the fifteenth (15th) day after the end of each fiscal month of the Borrowers, the Loan Parties shall deliver to the Agents, in the form reasonably acceptable to the Agents, reconciliations of the Account Receivable as shown on the month-end Borrowing Base Certificate for the immediately preceding month to the Loan Parties' accounts receivable agings, to the Loan Parties' general ledger and to the Loan Parties' most recent financial statements. All amounts in the Borrowing Base Certificate (to the extent referenced in a currency other than Dollars) shall be converted into Dollars in accordance with Section 1.04;

(vii)           as soon as available and in any event not later than sixty (60) days after the end of each Fiscal Year, Projections for the Parent and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise reasonably satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and consistent with the representations and warranties set forth in Section 6.01(g)(ii);

(viii)         promptly after any Loan Party knows that any Governmental Authority is commencing a material non-routine investigation against it, notice of such investigation and, thereafter, prompt reporting of any information relative to such investigation requested by either of the Agents;

(ix)             within 3 Business Days after actual knowledge of an Authorized Officer of the Loan Parties of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrowing Agent setting forth the details of such Event of Default or Default or other event or development that could reasonably be expected to result in a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x)               to the extent a Material Adverse Effect could reasonably be expected to result: (A) as soon as possible and in any event within 10 days after any Loan Party knows that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrowing Agent setting forth the details of such occurrence and the action, if any, which such Loan Party proposes to take with respect thereto, (B) promptly and in any event within 10 days after receipt thereof by any Loan Party from the PBGC, copies of each notice received by any Loan Party of the PBGC's intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan, (C) promptly and in any event within 10 days after any Loan Party knows that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (D) promptly and in any event within 10 days after receipt thereof by any Loan Party from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA, (E) promptly and in any event within 10 days after any Loan Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or (F) promptly and in any event within 10 days after any Loan Party knows or has reason to know of the occurrence of (i) any violation or asserted violation of any Applicable Law (including any applicable pension benefits legislation) in any material respect with respect to any Canadian Pension Plan, or (ii) the occurrence of any Canadian Pension Termination Event, the applicable Loan Party will deliver to the Agents a certificate of the Senior Officer of the applicable Loan Party setting forth the details as to such occurrence and the action, if any, that such Canadian Loan Party, or its Affiliates, are required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Person, The Financial Services Commission of Ontario or like body, a Canadian Pension plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan administrator with respect thereto;

(xi)             promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(xii)           within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with (A) any Acquisition Document or (B) any Material Contract if the notice concerns a development regarding such Material Contract that is materially adverse to any Loan Party;

(xiii)         within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests (other than Excluded Equity Issuances) of, or all or substantially all of the assets of, any Loan Party;

(xiv)         promptly after (A) the sending or filing thereof, (i) copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or (ii) notice of any statements, reports and other filings of any Loan Party that have been filed with the SEC or any material statements, reports and other filings of any Loan Party that have been filed with any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness;

(xv)           promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xvi)         promptly after the date on which a Loan Party commences any proceeding alleging any commercial tort claim alleging damages in excess of $250,000, a brief description of such commercial tort claim and grant of a security interest therein to the Collateral Agent in accordance with the applicable Security Document;

(xvii)       as soon as available, but in any event not later than 5 Business Days after receipt by any Loan Party, the monthly statements received by any Loan Party from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be reasonably sufficient to enable the Agents to monitor the transactions pursuant to the Credit Card Agreements; and

(xviii)     promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b)               Additional Borrowers, Guarantors and Collateral Security. Cause:

(i)                 each Subsidiary of any Loan Party (other than an Excluded Subsidiary) not in existence on the Effective Date (each a "New Subsidiary"), and each Excluded Subsidiary of any Loan Party which is an Excluded Subsidiary on the Effective Date or upon formation or acquisition thereof but later ceases to be an Excluded Subsidiary, subject to clause (b)(iii) below, to execute and deliver to the Collateral Agent promptly and in any event within 10 Business Days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such New Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement or other comparable document to the applicable Security Document (or a substantially similar Security Document), together with (1) certificates (if any) evidencing all of the Equity Interests of any Person owned by such New Subsidiary required to be pledged under the terms of the Security Document, (2) undated stock powers or stock transfer forms for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the real property owned by New Subsidiary a perfected, first priority Lien (subject to Permitted Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such Real Property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Document or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such New Subsidiary shall become Collateral for the Obligations, other than exclusions expressly set forth in the any Security Document; and

(ii)               each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 10 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in each applicable Security Document, or comparable document) or other local law security document (to the extent the Equity Interests of any such Subsidiary are not already effectively pledged or charged to the satisfaction of the Collateral Agent under the existing Security Documents), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the applicable Security Document, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent.

(iii)             Notwithstanding the foregoing, no Excluded Foreign Subsidiary shall be required to become a Loan Party hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above) and, except as provided in the proviso to this clause (b)(iii), no Equity Interests of an Excluded Foreign Subsidiary shall be required to be pledged or otherwise subject to a Lien under the Loan Documents as security for the Obligations; provided, however, that if the Equity Interests of an Excluded Foreign Subsidiary are directly owned by a Loan Party, such Loan Party shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of the organization of such Excluded Foreign Subsidiary), and certificates described in clause (ii) above to the Collateral Agent, and take all actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Liens) in favor of the Collateral Agent, as security for the Obligations, for the benefit of the Secured Parties, in sixty-five percent (65%) of the voting Equity Interests of such Excluded Foreign Subsidiary.

(c)                Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law (excluding, without limitation, all Environmental Laws, which are the subject of Section 7.01(j), below), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying, and cause each of its Subsidiaries to pay, before the same become delinquent all taxes, assessments and governmental charges shown as due in all U.S. Federal, Canadian federal, provincial or territorial and material state and local income tax returns required by applicable Requirements of Law (other than taxes, assessments and governmental charges or levies or any other such lawful claims of a Governmental Authority in an aggregate amount at any one time not to exceed $25,000), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, and (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)               Preservation of Existence, Etc. Except as expressly permitted by Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its good standing in the jurisdiction of its organization, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to maintain and preserve such rights and privileges or to become or remain duly qualified and in good standing in a foreign jurisdiction could not reasonably be expected to have a Material Adverse Effect.

(e)                Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)                Inspection Rights. Subject to the limitations set forth in Section 2.06(c), permit, and cause each of its Subsidiaries to permit, the Agents and representatives of any Agent, upon reasonable advance notice (which notice shall not be required during the continuance of an Event of Default) at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (provided that representatives of such Person shall be given a reasonable opportunity to be present) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g)               Maintenance of Properties, Etc. (i) Maintain and preserve all of its tangible properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent any such failure to preserve could not reasonably be expected to result in a Material Adverse Effect, and (ii) comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies real property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent any such noncompliance could not reasonably be expected to result in a Material Adverse Effect

(h)               Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, commercial general liability, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Agents. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Agents may reasonably require to fully protect the Collateral Agent's interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent for the benefit of the Secured Parties and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and the Loan Parties shall obtain endorsements that provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation in respect of liability, casualty and property insurance policies. If any Loan Party fails to maintain such insurance, the any Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on either Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders and any Loan Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)                 Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business except where the failure to obtain, maintain and preserve could not reasonably be expected to have a Material Adverse Effect.

(j)                 Environmental. (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens, except for deed restrictions and other institutional controls that are utilized in connection with any Remedial Action at such property and except for any other Environmental Liens that could not reasonably be expected to result in a Material Adverse Effect; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect; (iii) provide the Agents written notice within 10 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release, except, in each case, for such Releases or Remedial Actions that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries, except for deed restrictions and other institutional control that are utilized in connection with any Remedial Action at such property; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, except for Environmental Actions that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (C) notice of a violation, citation or other administrative order, except for violations, citations, or other administrative orders that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(k)               Further Assurances. Take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments, or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens described in clauses (b) and (e) of the definition of Permitted Liens) any of the Collateral or any other property of any Loan Party (including commercial tort claims, deposit accounts, securities accounts, and commodities accounts, but excluding Excluded Property (as defined in each applicable Security Document)), (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby (including making all filings and registrations), (iv) to better assure, convey, grant, collaterally assign and confirm unto each Agent, each Lender and each L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) if a Loan Party has failed to comply with its undertakings in this Section after a written request therefor, authorizes each Agent to execute any such agreements, instruments, or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l)                 Change in Collateral; Collateral Records. (i) Give the Agents not less than 30 days' prior written notice of any change in the location of any Collateral (except for Inventory in transit and immaterial assets having value not exceeding $100,000 in the aggregate), other than to locations set forth on Schedule 6.01(ee) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agents promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the any Agent for the benefit of the Agents and the Lenders from time to time, solely for such Agent's convenience in maintaining a record of Collateral, such written statements and schedules as such Agent may reasonably require, designating, identifying or describing the Collateral.

(m)             Landlord Waivers. Use its commercially reasonable efforts to obtain, with respect to any real property leased by a Loan Party where Collateral with a book value in excess of $100,000 is located, a landlord’s waiver from the landlord of such real property (which waiver may be contained in such lease) reasonably satisfactory to the Agents.

(n)               Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance reasonably satisfactory to the Agents.

(o)               After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the Effective Date of any fee interest in any real property (wherever located) or any freehold or long leasehold interest in any real property in the UK (each such interest being a "New Facility") with a Current Value (as defined below) in excess of $500,000, immediately so notify the Collateral Agent, setting forth the location of the real property, any structures or improvements thereon and such Loan Party's good-faith estimate of the current estimated fair market value of such real property (for purposes of this Section, the "Current Value"). The Collateral Agent shall notify such Loan Party within ten (10) Business Days of receipt of notice from the Borrowing Agent whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage and any other Real Property Deliverables, the Loan Party that has acquired such New Facility shall furnish the same to the Collateral Agent within sixty (60) days (or such later date as may be permitted by the Agents in their sole discretion) after such Loan Party's receipt of the Collateral Agent's notice. The Borrowers shall pay all fees and expenses, including reasonable and documented out-of-pocket attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(o).

(p)               Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on the day described in the definition of "Fiscal Year" unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q)               Borrowing Base. Maintain all Revolving Loans in compliance with the then current Borrowing Base.

(r)                 Lender Meetings. Upon the reasonable request of any Agent or the Required Lenders, participate in an in-person meeting (with reasonable advance notice, in the absence of a Default or Event of Default) at the Borrowers' corporate offices (or at such other location as may be agreed to by the Borrowing Agent and such Agent or the Required Lenders) or, to the extent approved by the Agents in their sole discretion, a telephonic meeting with the Agents and the Lenders, in each case, at such time as may be reasonably agreed to by the Borrowing Agent and such Agent or the Required Lenders.

(s)                UK Pensions.

(i)                 Ensure, that no action or omission is taken by the Parent or any Subsidiary in relation to a pension scheme which is not solely a money purchase scheme (as defined in section 181(1) of the Pension Schemes Act 1993) which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme);

(ii)               deliver to the Agents at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to any UK Subsidiary of the Parent) , actuarial reports in relation to all pension schemes mentioned in paragraph (l)(i) above;

(iii)             notify the Agents of any material change in the rate of contributions to any pension schemes mentioned in (l)(i) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise);

(iv)             promptly notify the Agents of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to a Loan Party or any Subsidiary of a Loan Party; and

(v)               promptly notify the Agents if it, the Parent, any Loan Party or any Subsidiary of the Parent receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

(t)                 Financial Assistance. Comply in all respects with sections 678 and 679 of the Companies Act 2006 (to the extent applicable) in relation to the execution of the UK Security Documents and payment of amounts due under the Loan Documents.

(u)               People with Significant Control Regime. Comply within the relevant timeframe, with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Liens created or expressed to be created in favor of the Collateral Agent pursuant to the Security Documents and promptly provide the Collateral Agent with a copy of that notice.

Section 7.02        Negative Covenants. Until the Obligations are Paid In Full and all Commitments are terminated, each Loan Party shall not and shall not permit any of its Subsidiaries to:

(a)                Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code, the PPSA or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b)               Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)                Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or make any Disposition, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or permit any of its Subsidiaries to do any of the foregoing; or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

(i)                 any wholly-owned Subsidiary of any Loan Party and any Loan Party may be merged, consolidated, amalgamated or liquidated into such Loan Party or another wholly-owned Subsidiary of a Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of a Loan Party, provided that (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 5 Business Days' prior written notice of such merger, amalgamation, liquidation, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, amalgamation, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (or other organizing body) (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or immediately after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, amalgamation, liquidation, consolidation or amalgamation, (E) if such merger, liquidation, consolidation or amalgamation is between a Domestic Subsidiary and a Foreign Subsidiary, the surviving Subsidiary shall be a Domestic Subsidiary, (F) the surviving Person, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Document and the Equity Interests of such Person is the subject of a Security Document, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, liquidation, consolidation or amalgamation and (G) in the case of any such transaction involving a Foreign Loan Party and (x) a non-Loan Party Subsidiary, the surviving Person shall be such Foreign Loan Party and (y) a Loan Party that is not a Foreign Loan Party, the surviving Person shall be such Loan Party that is not a Foreign Subsidiary (for avoidance of doubt, the merger of the Merger Sub with and into the Target pursuant to the terms of the Acquisition Documents is expressly permitted, subject to requirements otherwise set forth herein);

(ii)               a Foreign Subsidiary (other than any Foreign Loan Party) may be merged, consolidated, amalgamated or liquidated into another Foreign Subsidiary so long as such Foreign Subsidiary is organized under the laws of the same country and the Secured Parties' Collateral is not adversely affected by such merger, consolidation, amalgamation or liquidation;

(iii)             any Loan Party and its Subsidiaries may make Permitted Dispositions;

(iv)             any of Parent's Subsidiaries that are not Loan Parties may wind-up, liquidate, or dissolve if the governing body of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Subsidiaries,; and

(v)               any non-Loan Party may be merged, consolidated or amalgamated with any other non-Loan Party.

(d)               Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business other than as described in Section 6.01(l), or acquire any material properties or assets that are not reasonably related to the conduct of such business activities.

(e)                Loans, Advances, Investments, Etc. Make, or permit any of its Subsidiaries to make, any Investment in any other Person except for Permitted Investments.

(f)                Sale Leaseback Transactions. Enter into or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction; provided that nothing herein shall restrict any Loan Party or any of its Subsidiaries' ability to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real property in the ordinary course of business.

(g)               [Intentionally Omitted].

(h)               Restricted Payments.  (i)  Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement (in each case excluding compensation, including bonuses, and expense reimbursement under customary consultant and employment arrangements) to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party (collectively, "Restricted Payments"); provided, however,

(A)             [intentionally omitted];

(B)              any Subsidiary of a Borrower may pay dividends or, in the case of a Subsidiary that is not a corporation, any similar distribution to a Borrower that is not a Foreign Subsidiary;

(C)              the Parent may pay dividends in the form of Qualified Equity Interests;

(D)             [intentionally omitted];

(E)              [intentionally omitted];

(F)               payments not to exceed $250,000 in the aggregate in any Fiscal Year made pursuant to any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Loan Parties in the ordinary course of business; and

(G)             payment of directors' and advisory board members' fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending Board of Director or advisory board meetings not to exceed $75,000 per each director or advisory board member (plus reimbursement of reasonable out-of-pocket expenses), in each case, in any Fiscal Year of the Borrowers.

(i)                 Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)                 Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Parent or any of its Subsidiaries, (ii) transactions (A) among US Loan Parties, (B) among Foreign Loan Parties or (C) among Subsidiaries that are not Loan Parties, (iii) transactions permitted by Section 7.02(e) and Section 7.02(f), (iv) the Loan Parties may pay customary fees to the members of, and the reasonable out-of-pocket expenses of each of the members of Parent's boards of directors and may provide customary indemnities for the benefit of members of its and their boards of directors, (v) customary compensation paid to, and indemnity provided on behalf of, officers, employees or consultants of Parent, the Borrowers or any of their Subsidiaries and (vi) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith (vii) the Transactions and (viii) Permitted Intercompany Dispositions.

(k)               Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)             this Agreement, the other Loan Documents and any related documents;

(B)              any agreements in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C)              any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)             in the case of clause (iv), customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset;

(E)              in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto; or

(F)   in the case of clause (iv), customary provisions in joint venture agreements and other similar agreements applicable to joint ventures.

(l)                 Limitation on Issuance of Equity Interests. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that the Parent may issue Qualified Equity Interests (including Excluded Equity Issuances) so long as no Change of Control would result therefrom.

(m)             Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)                 Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness or of any instrument or agreement relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be materially adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii)               except for the Obligations, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii)             amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 30 days' prior written notice by the Borrowers to the Collateral Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's Liens;

(iv)             amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

(v)               agree to any amendment, modification or other change to, or waiver of any of its rights under any Material Contract (if such amendment, modification, change or waiver would be adverse in any material respect to the Agents and the Lenders).

(n)               Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o)               Compromise of Accounts Receivable. Compromise or adjust any material amount of the Accounts Receivable (or extend the time of payment with respect to any material amount of the Accounts Receivable), or permit any of its Subsidiaries that are Loan Parties to do so other than as may be approved by the Administrative Agent in its Permitted Discretion or, in the case of Accounts Receivable that are not Eligible Accounts, in the ordinary course of business.

(p)               No Excess Cash. Maintain, or permit any of its Subsidiaries to maintain, an average monthly balance of cash and Cash Equivalents in all of the checking, savings and other accounts of (i) the Loan Parties and their Subsidiaries in excess of $15,000,000 in the aggregate or (ii) Foreign Subsidiaries (other than the Foreign Loan Parties) in excess of $10,000,000 in the aggregate.

(q)               Pension Plans.

(i)                 ERISA. (i) Except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect: (i) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (iii) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

(ii)               Canadian Pension Plans. (i) Permit its unfunded pension fund obligations and liabilities under any Canadian Pension Plan to remain unfunded other than in accordance with Applicable Law, (ii) terminate or wind-up or cause to be terminated or wound-up any Canadian Pension Plan or take any action for the purpose of effecting the foregoing, if such plan would have a solvency or wind-up deficient on termination or wind-up, or (iii) establish, maintain, sponsor, administer, contribute to, participate in or assume or incur liability in respect of any Canadian Defined Benefit Pension Plan, or (iv) acquire an interest in or amalgamate with any Person if such Person maintains, sponsors, administers, contributes to, participates in or has any liability or obligation in respect of, any Canadian Defined Benefit Pension Plan

(r)                 Environmental. Use, handle, generate, store, treat, Release or dispose of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries in violation of Environmental Laws, except as would not have a Material Adverse Effect, and such violation remains unremedied for 30 days after the date an Authorized Officer of any Loan Party becomes aware of such violation.

(s)                Credit Card Arrangements. Enter into new agreements with Credit Card Processors or Credit Card Issuers other than the ones set forth on Schedule 6.01(jj) hereof unless the Borrowing Agent shall have delivered to the Agents appropriate Processor Letters consistent with the provisions of Section 8.01(l).

(t)                 Anti-Terrorism Laws. Permit: (i) any Covered Entity to (A) become a Sanctioned Person, (B) either in its own right or through any third party have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (C) either in its own right or through any third party to do business in or with, or derive any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws; (ii) the Loans to be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws; (iii) the funds used to repay the Obligations to be derived from any unlawful activity; or (iv) any Covered Entity either in its own right or through any third party fails to be in material compliance with, or engage in any dealings or transactions prohibited by, any applicable Requirements of Law, including but not limited to any Anti-Terrorism Laws. The Loan Parties covenant and agree that they shall timely notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

(u)               Foreign Exchange Availability. Fail to maintain in full force and effect and comply with the terms of all Requirements of Law required to enable it to pay solely and exclusively in Dollars all amounts which a Loan Party is or may be required to pay under the Loan Documents.

(v)               Pari Passu. Fail to take all actions necessary to cause all Obligations to rank at all times at least pari passu in priority in right of payment and in all other respects with all other of unsecured and unsubordinated Indebtedness of any Loan Party.

(w)             Pensions. Except for the Harvard Apparatus Limited Retirement Benefits Scheme and the Biochrom Defined Benefit Pension Scheme ensure (and the Parent shall procure each UK Subsidiary of the Parent will ensure), that no UK Subsidiary of the Parent is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

Section 7.03        Financial Covenants. Until the Obligations are Paid In Full and all Commitments are terminated, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)                Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of four consecutive Fiscal Quarters of the Parent and its Subsidiaries for which the last Fiscal Quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio

March 31, 2018	4.50:1.00

June 30, 2018	4.50:1.00

September 30, 2018	4.25:1.00

December 31, 2018	4.00:1.00

March 31, 2019	3.75:1.00

June 30, 2019	3.75:1.00

September 30, 2019	3.50:1.00

December 31, 2019	3.25:1.00

March 31, 2020, and every Fiscal Quarter thereafter	3.00:1.00

(b)               Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for any period of four consecutive Fiscal Quarters of the Parent and its Subsidiaries for which the last Fiscal Quarter ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio

March 31, 2018	1.25:1.00

June 30, 2018	1.25:1.00

September 30, 2018, and every Fiscal Quarter thereafter	1.50:1.00

Article VIII

MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01        Collection of Accounts Receivable; Management of Collateral. (a) The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by (i) any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account of the US Loan Parties, (ii) any Canadian Loan Party (including payments made by Account Debtors directly to any Canadian Loan Party) into a Cash Management Account of the Canadian Loan Parties or (iii) any UK Loan Party (including payments made by Account Debtors directly to any UK Loan Party) into a Cash Management Account of the UK Loan Parties.

(b)               Within ninety (90) days after the Effective Date (or such longer period as agreed to in writing by the Agents), the Loan Parties shall, with respect to each Cash Management Account, deliver to the Collateral Agent a Cash Management Agreement with respect to such Cash Management Account. From and after ninety (90) days after the Effective Date (or such longer period as agreed to in writing by the Agents), the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any Deposit Account or Securities Account, unless the Collateral Agent shall have received a Cash Management Agreement in respect of each such Deposit Account or Securities Account, provided that the Loan Parties and their Subsidiaries shall be entitled to maintain (and deposit proceeds in respect of Collateral into) Excluded Accounts.

(c)                Upon the terms and subject to the conditions set forth in a Cash Management Agreement with respect to a Cash Management Account, upon the occurrence and during the continuance of Cash Sweep Triggering Event, all amounts received in such Cash Management Account shall at the Collateral Agent's direction be wired each Business Day into the Administrative Agent's Account for application to the outstanding Revolving Loans and any other Obligations then due and payable (subject to Section 4.03(b)). The Borrowers further agree that, when springing cash dominion is in effect pursuant to this Section 8.01, there will be a monthly float charge payable to the Administrative Agent for the Administrative Agent's benefit, in an amount equal to (A) the face amount of all items of payment received during the prior month (including items of payment received by the Administrative Agent as a wire transfer or electronic depository check) multiplied by (B) the Reference Rate plus the Applicable Margin for Revolving Loans for 1 Business Day.

(d)               So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing (such consent not to be unreasonably withheld, delayed or denied) in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Cash Management Agreement.

(e)                The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to Collateral Agent for the benefit of the Agents and the Lenders. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party from any of its Account Debtors, as proceeds from Accounts Receivable of such Loan Party or as proceeds of any other Collateral shall be held by such Loan Party in trust for the Agents and the Lenders and if of a nature susceptible to a deposit in a bank account, upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into the applicable Cash Management Account or other bank account referenced in the definition of Cash Management Accounts as excluded from the scope thereof; provided, however, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in Section 2.05(c)(v) or (vii) that are required to be used to prepay Loans under the terms of this Agreement shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into the Administrative Agent's Account. Each Loan Party shall not commingle such collections with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(f)                So long as no Event of Default has occurred and is continuing, the Loan Parties shall take all commercially reasonable steps to enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties or any of their Subsidiaries. After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Collateral Agent's security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent or its designee shall have the sole right to collect the Accounts Receivable and payment intangibles of the Loan Parties and/or may take possession of the Collateral and the books and records relating thereto. After the occurrence and during the continuation of an Event of Default, the Loan Parties shall not, without prior written consent of the Administrative Agent, grant any extension of time of payment of any Account Receivable or payment intangible, compromise or settle any Account Receivable or payment intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(g)               Each Loan Party recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Administrative Agent on the date received by Administrative Agent. Administrative Agent shall conditionally credit the Loan Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the "Application Date"). Administrative Agent may charge the Loan Account for the amount of any item of payment which is returned, for any reason whatsoever, to Administrative Agent unpaid; provided that if the Administrative Agent subsequently received payment of such amount, it will credit such amount to the Loan Account. Subject to the foregoing, each Loan Party agrees that for purposes of computing the interest charges under this Agreement, each item of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of the Obligations on its respective Application Date.

(h)               Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, or payment intangibles of such Loan Party, (ii) sign such Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable or payment intangibles of such Loan Party, drafts against Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, assignments and verifications of Accounts Receivable or payment intangibles, and notices to Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, (iii) send verification of Accounts Receivable of such Loan Party, and (iv) notify the U.S. Postal Service or Canada Post authorities or other applicable postal authorities to change the address for delivery of mail addressed to such Loan Party to such address as such Agent or its designee may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until (i) all of the Loans, Letters of Credit Obligations and other Obligations under the Loan Documents are Paid In Full and all of the Loan Documents are terminated or (ii) the applicable Event of Default giving rise to such power is waived or cured.

(i)                 Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(j)                 If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable received by any Agents and apply the same to the Revolving Loans and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(k)               Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

(l)                 Subject to Section 5.03, the Borrowers shall deliver to the Agent Processor Letters substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Borrower and delivered to such Borrower's credit card clearinghouses and Credit Card Processors.

Section 8.02        Accounts Receivable Documentation. The Loan Parties will at such intervals as the Agents may reasonably require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Loan Parties shall notify the Agents of any material non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties customers' credit, the Loan Parties will promptly advise the Agents thereof.

Section 8.03        Status of Accounts Receivable and Other Collateral. Each of the Accounts Receivable identified on a Borrowing Base Certificate as an Eligible Account shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Account Debtor therein named, for the sum set forth in the invoice relating thereto (provided such invoice may be subject to (i) agreed upon returns, discounts, allowances or credits and (ii) immaterial or unintentional invoice errors) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Borrower, or work, labor or services theretofore rendered by such Borrower as of the date each such Account Receivable is created. Each of the Accounts Receivable identified on a Borrowing Base Certificate as an Eligible Account shall be due and owing in accordance with the applicable Borrower's standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the applicable Borrower to the Administrative Agent.

Section 8.04        Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. During the continuance of an Event of Default, each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

Article IX

EVENTS OF DEFAULT

Section 9.01        Events of Default. If any of the following Events of Default shall occur and be continuing:

(a)                the Borrowers shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) all or any portion of the principal of the Loans, any Agent Advances or any Reimbursement Obligation or any interest on any Loan or any fee, indemnity or other amount payable under this Agreement or any other Loan Document;

(b)               any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c)                any Loan Party shall fail to perform or comply with any covenant or agreement contained in:

(i)                 Section 7.01(a), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(q), Section 7.02, Section 7.03 or Article VIII;

(ii)               Section 7.01(b) or Section 7.01(c), and such failure, if capable of being remedied, shall remain unremedied for 5 days after the earlier of the date a Senior Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party, or

(iii)             Section 7.01(e), Section 7.01(g), Section 7.01(i), Section 7.01(j), Section 7.01(k), Section 7.01(l), Section 7.01(m), Section 7.01(n), Section 7.01(o), Section 7.01(p) or Section 7.01(r) and such failure, if capable of being remedied, shall remain unremedied for 10 Business Days after the earlier of the date a Senior Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(d)               any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document (including, without limitation, any Security Document or Mortgage) to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date a Senior Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)                any Loan Party shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations) to the extent that the aggregate principal amount of all such Indebtedness exceeds $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; provided, that with respect to an Event of Default arising under this Section 9.01(e) with respect to any post-closing adjustments under the terms of the Acquisition Documents or documents relating to the Denville Sale, such event shall not constitute an Event of Default to the extent the Borrowers have determined, in good faith, that there is a bona fide dispute with respect to the payment of such post-closing adjustment and the Parent or the relevant Subsidiary, as applicable, is complying with the dispute resolution mechanics set forth in the agreement(s) governing such Acquisition Documents or documents relating to the Denville Sale, as applicable, and any amounts owing by the Parent or any of its Subsidiaries following the resolution of such dispute in accordance with the terms thereof are paid as set forth in the agreement governing such resolution;

(f)                any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, receiver and manager, custodian, conservator, trustee, administrator, liquidator, monitor, assignee for the benefit of creditors, sequestrator or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)               any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, receiver and manager, custodian, conservator, trustee, administrator, liquidator, monitor, assignee for the benefit of creditors, sequestrator or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days (or 21 days in the case of a UK Loan Party) or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, receiver and manager, custodian, conservator, trustee, administrator, liquidator, monitor, assignee for the benefit of creditors, sequestrator or other similar official for it or for any substantial part of its property) shall occur;

(h)               any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party that is a party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)                 any Security Document, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any material portion of the Collateral purported to be covered thereby;

(j)                 any Cash Management Bank at which any Cash Management Account of any Loan Party is maintained shall fail to comply with any of the terms of any Cash Management Agreement to which such Cash Management Bank is a party or any securities intermediary, commodity intermediary, futures intermediary or other financial institution at which any Controlled Deposit Account or Controlled Securities Account of any Loan Party is maintained shall fail to comply with any of the terms of any Cash Management Agreement to which such Person is a party;

(k)               one or more judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order, or award) for the payment of money exceeding $500,000, individually, or $1,500,000 in the aggregate (the "Maximum Judgment Amount") shall be rendered against the Parent or any of its Subsidiaries and remain unsatisfied, or the Parent or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened claims, actions, suits, or proceedings affecting any Loan Party before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $500,000, individually, or $1,500,000 in the aggregate, and in the case of any such judgment or order or settlement either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 30 consecutive days after entry thereof during which such judgment, order, award or settlement shall not have been satisfied or a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement in excess of the Maximum Judgment Amount is covered by a valid and binding policy of insurance between the applicable Person and the insurer covering full payment thereof (other than any deductible) or an amount sufficient to lower the exposure below the Maximum Judgment Amount, and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l)                 any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than 20 days if such injunction, restraint or other prevention could reasonably be expected to result in a Material Adverse Effect;

(m)             any material damage to, or loss, theft or destruction of, any material portion of the Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 20 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(n)               the loss, suspension or revocation of, or failure to renew or termination of, any license or permit now held or hereafter acquired by any Loan Party or any Material Contract, if such loss, suspension, revocation, failure to renew or termination could reasonably be expected to have a Material Adverse Effect;

(o)               the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(p)               (i) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party incurs a withdrawal liability in an annual amount exceeding $500,000 or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party's annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $500,000 or (ii) any Canadian Pension Termination Event shall occur or a trust, deemed trust or Lien has been, or may be imposed in the opinion of the Agents, on the assets of a Loan Party, in connection with a Canadian Pension Plan, which, in either case, in the reasonable judgment of the Agents, would be reasonably expected to have a Material Adverse Effect;

(q)               the occurrence of any Reportable Compliance Event, or any Loan Party's failure to timely report a Reportable Compliance Event in accordance with Section 7.01(q) hereof;

(r)                 a Change of Control shall have occurred;

(s)                any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to any Loan Party to fund a reserve account or otherwise hold as collateral, or shall require any Loan Party to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Loan Party shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $500,000; or

(t)                 the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to the Parent or any Subsidiary of the Parent unless the aggregate liability of the Parent and such Subsidiaries under all Financial Support Directions and Contributions Notices is less than $250,000;

then, and in any such event, any Agent may, and shall at the request of the Required Lenders, by notice to the Borrowing Agent, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans and Letter of Credit Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Letter of Credit Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans and Letter of Credit Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees (including, without limitation, the Applicable Prepayment Premium, if any) and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party. Subject to Section 4.03(b), the Administrative Agent may, after the occurrence and during the continuation of any Event of Default, require the Borrowers to Cash Collateralize each Letter of Credit then outstanding.

Section 9.02        Cure Right. In the event that the Borrowers fail to comply with the requirements of any financial covenant set forth in Section 7.03, until the expiration of the fifth (5th) day after the date on which financial statements are required to be delivered with respect to the applicable Fiscal Quarter hereunder, the Parent shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of the Parent, and, in each case, to contribute any such cash to the capital of the Parent, and apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to such applicable Fiscal Quarter (the "Cure Right"); provided that (a) such proceeds are actually received by the Parent no later than 5 days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 7.03 for such period, (c) such proceeds do not exceed 15% of Consolidated EBITDA of the Parent and its Subsidiaries for the immediately preceding four (4) Fiscal Quarter period, (d) the Cure Right shall not be exercised more than four (4) times during the term of this Agreement, (e) in each period of four Fiscal Quarters, there shall be at least 2 consecutive Fiscal Quarters during which the Cure Right is not exercised, (f) the aggregate amount of all Cure Right proceeds during the term of this Agreement shall not exceed $3,000,000, (g) all Cure Right contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained herein, (h) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Right for determining compliance with the financial covenants for such twelve month period (either through repayment or netting) and (i) such proceeds shall be immediately applied to prepay the Term Loan and applied to the inverse order of maturity and the Borrowers shall pay the Applicable Prepayment Premium. If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), the Borrowers are in compliance with the financial covenants set forth in Section 7.03, the Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 7.03 that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.03 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

Article X

AGENTS

Section 10.01    Appointment.

(a)                Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

(b)               (b) Without limitation to the terms of Section 10.01(a), in its capacity as Collateral Agent, for the purposes of holding any hypothec under the laws of Quebec granted by any Loan Party, the Collateral Agent is hereby appointed and shall serve as the hypothecary representative for all present and future Secured Parties as contemplated by Article 2692 of the Civil Code of Québec. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed the Collateral Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as hypothecary representative and to have ratified, as of the date it becomes a Secured Party, as the case may be, all actions taken by the Collateral Agent in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article 10 shall also constitute the substitution of such Collateral Agent as the hypothecary representative.

Section 10.02    Nature of Duties; Delegation. (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender (other than the Collateral Agent as required in order to give effect to its appointment as trustee under the UK Security Documents). Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b)               Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03    Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Agents; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04    Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05    Indemnification. To the extent that any Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, and whether or not such Agent or the L/C Issuer has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent or the L/C Issuer, reimburse such Agent or the L/C Issuer for and indemnify such Agent or the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent or the L/C Issuer), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's or the L/C Issuer's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the Payment In Full of the Loans and the termination of this Agreement.

Section 10.06    Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07    Successor Agent. (a) Any Agent may at any time give at least 30 days (or, in the event the Total Revolving Credit Commitment has been reduced to zero, 10 days) prior written notice of its resignation to the Lenders and the Borrowing Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowing Agent (such consent not to be unreasonably withheld or delayed and shall not be required during the continuance of an Event of Default) to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or 10 days, as the case may be) after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Notwithstanding the foregoing, no consent and no written notice shall be required to the extent CBF appoints PNC as the administrative agent in connection with the ABL Commitment Date.

(b)               With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of a Secured Party under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until the earlier of (i) the date that is 60 days after such Agent resignation and (ii) the date on which a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for in Section 10.07(a) above. Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08    Collateral Matters.

(a)                The Agents may (but shall not be obligated) from time to time make such disbursements and advances ("Agent Advances") which either Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Reference Rate Loans. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Agent making such Agent Advance shall notify each Lender and the Borrowing Agent in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the applicable Agent, upon such Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the applicable Agent by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Reference Rate.

(b)               The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)                Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)               Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code) or PPSA, (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e)                The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein or in the other Loan Documents.

Section 10.09    Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10    No Reliance on any Agent's Customer Identification Program Certifications From Banks and Participants; USA PATRIOT Act.

(a)                Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

(b)               Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to each Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Effective Date, and (2) as such other times as are required under the USA PATRIOT Act.

(c)                The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Agent or Lender may from time to time request, and each Loan Party shall provide to such Agent or Lender, such Loan Party's name, address, tax identification number and/or such other identifying information as shall be necessary for such Agent or such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

(d)               Each Loan Party acknowledges that, pursuant to the provisions of Canadian Anti-Terrorism Laws, Agents and Lenders may be required to obtain, verify and record information regarding each Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby. If an Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable Canadian Anti-Terrorism Laws, then such Agent:

(i)                 shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable Canadian Anti-Terrorism Laws; and

(ii)               shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees no Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

Section 10.11    No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties (except with respect to (i) the Borrowing Agent's consent right to the appointment of successor Agents under Section 10.07, (ii) the retiring Agent's obligation to continue to hold Collateral as set forth in Section 10.07(b) and (ii) the Collateral Agent's obligation to release liens under Section 10.08(b)), and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12    No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law (other than in the case of the Collateral Agent as required in order to give effect to its appointment as trustee under the UK Security Documents). Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13    Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a)                is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and each appraisal and valuations report, if any, with respect to the Parent or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)               expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)                expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent's and its Subsidiaries' books and records, as well as on representations of their personnel,

(d)               agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)                without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrowers (including Letters of Credit), and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14    [Intentionally Omitted].

Section 10.15    Collateral Agent May File Proofs of Claim TC " SECTION 9.     Administrative Agent May File Proofs of Claim " \f C \l " 2 " . In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any receiver, receiver and manager, custodian, conservator, trustee, administrator, liquidator, monitor, assignee for the benefit of creditors, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Section 10.16    Cerberus as Sub-Administrative Agent. As of the ABL Commitment Date, the Administrative Agent hereby appoints CBF as sub-agent of the Administrative Agent to receive principal and interest payments with respect to the Term Loans and payments of other Term Loan Obligations. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing and agrees to make such payments to the Sub-Administrative Agent.

Article XI

GUARANTY

Section 11.01    Guaranty.

(a)                Each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers, now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), Letter of Credit Obligations, fees, expenses or otherwise and whether accruing before or after the commencement of any Insolvency Proceeding (notwithstanding the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code), (such obligations, to the extent not paid by the Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders, the Bank Product Provider and the L/C Issuer (or any of them) in enforcing any rights under the guaranty set forth in this Article XI.

(b)               Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the applicable Guaranteed Obligations and would be owed by the Borrowers to the Agents, the Lenders, the Bank Product Providers and the L/C Issuer (as applicable) under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrowers. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Hedge Liabilities. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02    Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)       any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)       any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)       the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)       any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)       any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrowers or otherwise, all as though such payment had not been made.

Section 11.03    Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent, any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Agents, the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04    Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the Payment In Full of the Guaranteed Obligations and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments. its Loans and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05    Subrogation. Unless and until all of the Guaranteed Obligations or and all other amounts payable under this Article shall have been Paid In Full in cash and all of the Commitments have been terminated, no Guarantor shall exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence or Section 7.02(m)(ii), such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations, and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for, any Guaranteed Obligations, or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be Paid In Full and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06    Release of Guarantors If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder or (ii) any Guarantor ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder (any such Guarantor, and any Guarantor referred to in clause (i), a "Transferred Guarantor"), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction (but subject to the proviso below), be automatically released from its obligations under this Agreement (including under Section 12.15 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Loan Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Loan Documents shall be automatically released, and, so long as the Borrowing Agent shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.06 in accordance with the relevant provisions of the Loan Documents.

Article XII

MISCELLANEOUS

Section 12.01    Notices, Etc.

(a)                Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:

Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746
Attn: Mr. Robert Gagnon

with a copy to:

Burns & Levinson LLP

125 Summer Street

Boston, MA 02110

Attention: Chad J. Porter

Telephone: 617-345-3686

Telecopier: 617-345-3299

if to the Collateral Agent, to it at the following address:

CERBERUS BUSINESS FINANCE, LLC
875 Third Avenue
New York, New York 10022
Attention: Timothy Fording
Telephone: 212.891.2147
Telecopier: 212.909.1489

with a copy (which shall not constitute notice) to:

SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, New York 10022

Attention: Kirby Chin
Telephone: 212.756.2000
Telecopier: 212.593.5955

if to the Administrative Agent, at any time prior to the ABL Commitment Date, to it at the Collateral Agent’s address above and, at any time after the ABL Commitment Date, to it at the address specified by PNC.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b)               Electronic Communications.

(i)                 Each Agent and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)               Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 12.02    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrowers, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i)                 increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;

(ii)               increase the Total Commitment without the written consent of each Lender;

(iii)             change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iv)             amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;

(v)               release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender;

(vi)             amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender;

(vii)           amend the definition of "Availability," "Bank Product Provider" (or any provision expressly relating to Bank Product Obligations), "Bank Product Obligations," "Bank Product Reserve," "Borrowing Base," "Borrowing Base Assets", "Borrowing Base Certificate," "Cash Collateralize" (or any provision hereof relating to the Cash Collateralization of Letter of Credit Obligations), "Dilution Reserve," "Eligible Account", "Eligible Insured Foreign Receivables", "Eligible Inventory", "Eligible Work-in-Process", "Excluded Hedge Liability" (or any provision expressly relating to Excluded Hedge Liabilities, including Section 12.23), "Lender-Provided Hedge Agreement," "Letter of Credit Sublimit," "Maximum Revolving Loan Amount," "Permitted Discretion" (as used with respect to the Administrative Agent), "Pro Rata Share," "Required Lenders," or "Reserves," without the written consent of each Agent and each Revolving Lender, or

(viii)         amend, modify or waive Section 2.01(b)(i), Section 2.05(c), Section 5.02 (it being understood, however, that this clause (viii) shall not impact the effectiveness of any waiver of a Default or Event of Default, including, but not limited to, for purposes of Section 5.02), Section 10.08 or Section 12.07(b) (as it relates to the Revolving Lenders) without the consent of the Revolving Loan Lenders.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03. Notwithstanding anything to the contrary herein, no Defaulting Lender, Loan Party or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender or Loan Party).

Section 12.03    No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04    Expenses; Attorneys' Fees. The Borrowers will pay on demand, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (k) below (except, in the case of clause (k), with respect to clause (a)), each Lender, including, without limitation, reasonable and documented out-of-pocket fees, costs, client charges and expenses of one outside counsel for each Agent (and, in the case of clauses (b) through (k) below (except, in the case of clause (k), with respect to clause (a)), each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) (m) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, (k) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (y) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowing Agent. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. No Lender or L/C Issuer shall exercise any such right of set-off without the prior consent of the Agents or the Required Lenders. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07    Assignments and Participations.

(a)                This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b)               Each Lender may (x) with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it and (y) with the written consent of each Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $2,500,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $2,500,000 or a multiple of $1,000,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent and the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or if otherwise waived by the Collateral Agent), (iii) no written consent of the Collateral Agent or the Administrative Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender, and (iv) no such assignment shall be made to (A) any Loan Party or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Agents (or such shorter period as shall be agreed to by the Agents and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a "Related Party Assignment"); provided, however, that (I) the Borrowing Agent and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(d) below.

(c)                By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) except as provided in the last sentence of this Section 12.07(b), the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)               The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) and Letter of Credit Obligation owing to each Lender from time to time. Subject to the last sentence of this Section 12.07(d), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowing Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 12.07(d) shall be construed so that the Loans and Commitments are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code. In the case of an assignment pursuant to the last sentence of Section 12.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, (i) the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a register (each, a "Related Party Register") comparable to the Register on behalf of the Borrowers, (ii) the entries in each Related Party Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in such Related Party Register as a Lender hereunder for all purposes of this Agreement and (iii) each Related Party Register shall be available for inspection by the Borrowing Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) which consent of the Collateral Agent must be evidenced by the Collateral Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f)                [Intentionally Omitted].

(g)               In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loan that is the subject of the participation (the "Participant Register"). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register, which shall be conclusive absent manifest error. The Participant Register shall be available for inspection by the Borrowing Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice. The Participant Register shall be maintained in registered form within the meaning of Section 5f.103-1(c) of the Treasury Regulations.

(h)               Any Foreign Lender who purchases or is assigned or participates in any portion of a Loan shall comply with Sections 2.09(e) and 2.09(h).

(i)                 Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).

(j)                 Borrowers agree that each participant in a Loan and each assignee in a Related Party Assignment that has not become a Lender with respect to the assigned interest shall be entitled to the benefits of Section 2.09 (subject to the requirements and limitations therein, including the requirements under Section 2.09(e) (it being understood that the documentation required from the participant or assignee under Section 2.09(e) shall be provided in the first instance to the Person through whom such participation or assigned interest is held)) to the same extent as if it were a Lender and had acquired the relevant interest in the Loan by assignment under Section 12.07(b) (other than a Related Party Assignment); provided that such participant or assignee (i) agrees to be subject to the provisions of Section 2.09 as if it were a Lender that was an assignee under Section 12.07(b) and (ii) shall not be entitled to receive any greater benefit than the applicable Lender would have received if such participation or assignment had been effected as an assignment pursuant to Section 12.07(b).

(k)               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10    CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a)                ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWERS AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)               Each Foreign Loan Party hereby irrevocably appoints the Parent (in such capacity, the "Process Agent"), with an office on the date hereof at 84 October Hill Road, Holliston, MA 01746, as its agent to receive on behalf of each Foreign Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Foreign Loan Party, in care of the Process Agent at the address specified above for such Process Agent, and such Foreign Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Foreign Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Foreign Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Foreign Loan Party in the country in which it is domiciled or in any other court having jurisdiction over such Foreign Loan Party or (ii) serve process upon any Foreign Loan Party in any manner authorized by the laws of any such jurisdiction.

(c)                Without limiting any other mode of service allowed under any applicable law, each UK Loan Party hereby confirms that it has been appointed by each other Loan Party to act as its agent for service of process in relation to any proceedings before the English courts in connection with any UK Security Document, and that UK Loan Party accepts such appointment. Any process should be delivered to UK Loan Party at its registered office (Attn: Joe Eyles, Building 1020 Cambourne Business Park, Cambourne, Cambridge, England, CB23 6DW). UK Loan Party undertakes to promptly notify the Administrative Agent and the Collateral Agent if such appointment is terminated.

Section 12.11    WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY AND EACH SECURED PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12    Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13    No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14    Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Agent, such Secured Party in payment or on account of any of the Obligations, such Agent, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrowing Agent, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15    Indemnification; Limitation of Liability for Certain Damages.

(a)                In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrowers or the L/C Issuer's issuing Letters of Credit for the account of the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Letter of Credit Obligations or the Borrowers' use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrowing Agent or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (v) all Environmental Liabilities and Costs relating to: (A) the presence, disposal, Release or threatened Release of any Hazardous Materials on any property owned or occupied by any Loan Party or any of its Subsidiaries, (B) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (C) any violation of Environmental Laws by any Loan Party or any of its Subsidiaries, and (D) any Environmental Actions filed against any Loan Party or its Subsidiaries, or (vi) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by (x) the gross negligence or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as a swingline lender, an Agent or an issuer of Letters of Credit and other than any claims arising out of any act or omission of Parent, any Borrower or any of their Affiliates.

(b)               The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)                To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereby waives, any claim against any other party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d)               The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

(e)                This Section 12.15 shall not apply with respect to Taxes, other than Taxes that represent Losses arising from any non-Tax claim.

Section 12.16    Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letter, the Unused Line Fee, the Letter of Credit Fee and the Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17    Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Secured Party, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18    Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid In Full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be Paid In Full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until Payment In Full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19    Confidentiality. Each Secured Party agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates' respective equity holders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to parties involved in such Secured Party's Securitization; or (iv) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (v) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vii) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Borrowing Agent. Each Secured Party agrees, prior to any disclosure under clause (iv) or (vi) above to (A) any Governmental Authority that does not have supervisory, regulatory or other similar authority with respect to such Secured Party and that is seeking such disclosure solely in connection with an investigation, action, suit or other proceeding that does not otherwise involve such Secured Party or (B) any other Person that is not a Governmental Authority, to use reasonable efforts to notify the Borrowing Agent of any request for the disclosure of any such confidential information so as to provide the Borrowing Agent with a reasonable opportunity to obtain a protective order or other comparable relief, provided that the failure to so notify the Borrowing Agent shall not expose any Secured Party to any liability.

Section 12.20    Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23    Keepwell. Each Loan Party, if it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party's obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 12.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.23, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 12.23 shall remain in full force and effect until Payment In Full (or written release and discharge) of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 12.23 constitute, and this Section 12.23 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.24    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

Section 12.25          Judgment CurrencySection 12.26. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent's Account in New York in immediately available funds. To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent's Account in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the "Other Currency"), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.

Section 12.27          Waiver of ImmunitySection 12.28. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 12.27 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

HARVARD BIOSCIENCE, INC.

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

PLYMOUTH SUB, INC. (prior to giving effect to the Acquisition)

By:	Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

DATA SCIENCES INTERNATIONAL, INC. (after giving effect to the Acquisition)

By:	Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name:	Robert E. Gagnon
Title:	Chief Financial Officer

[Signature Page to Financing Agreement]

GUARANTORS:

HOEFER, INC.

By:	Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

WARNER INSTRUMENTS LLC

By:	Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

TRIANGLE BIOSYSTEMS, INC.

By:	Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

DENVILLE SCIENTIFIC, INC.

By:	Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

[Signature Page to Financing Agreement]

COULBOURN INSTRUMENTS, LLC

By:	Denville Scientific, Inc., its sole member
By:	Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

BIOCHROM US, INC.

By:	Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

BIOCHROM LIMITED

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Director

EALING SCIENTIFIC LIMITED /
LA COMPAGNIE SCIENTIFIQUE EALING LIMITÉE

By:	Harvard Bioscience, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

[Signature Page to Financing Agreement]

DATA SCIENCES UK (MN) LIMITED
By:	Data Sciences International, Inc., its sole shareholder

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Director

[Signature Page to Financing Agreement]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Chief Executive Officer

[Signature Page to Financing Agreement]

LENDERS:

CERBERUS LEVERED LOAN OPPORTUNITIES FUND III, L.P.
By:	Cerberus Levered Opportunities III GP, LLC
Its:	General Partner

By:	/s/ Daniel E. Wolf
Name:	Daniel E. Wolf
Title:	Chief Executive Officer

CERBERUS NJ CREDIT OPPORTUNITIES FUND, L.P.
By:	Cerberus NJ Credit Opportunities GP, LLC
Its:	General Partner

By:	/s/ Daniel E. Wolf
Name:	Daniel E. Wolf
Title:	Chief Executive Officer

CERBERUS ASRS HOLDINGS LLC

By:	/s/ Daniel E. Wolf
Name:	Daniel E. Wolf
Title:	Chief Executive Officer

CERBERUS KRS LEVERED LOAN
OPPORTUNITIES FUND, L.P.

By:	Cerberus KRS Levered Opportunities GP, LLC
Its:	General Partner

By:	/s/ Daniel E. Wolf
Name:	Daniel E. Wolf
Title:	Chief Executive Officer

[Signature Page to Financing Agreement]

CERBERUS PSERS LEVERED
LOAN OPPORTUNITIES FUND, L.P.
By:	Cerberus PSERS Levered Opportunities GP, LLC
Its:	General Partner

By:	/s/ Daniel E. Wolf
Name:	Daniel E. Wolf
Title:	Chief Executive Officer

CERBERUS FSBA HOLDINGS LLC

By:	/s/ Daniel E. Wolf
Name:	Daniel E. Wolf
Title:	Chief Executive Officer

CERBERUS ND CREDIT HOLDINGS LLC

By:	/s/ Daniel E. Wolf
Name:	Daniel E. Wolf
Title:	Chief Executive Officer

[Signature Page to Financing Agreement]